Exhibit 10.2

Execution Version

Privileged and Confidential

STOCK PURCHASE AGREEMENT

by and among

LYVECOM, INC.,

a Delaware corporation,

MAXWELL DRUT,

KRG ENTERTAINMENT LLC,

MATTHEW HOBBS,

LUKAS NORITZSCH,

TROY LESTER

and

VERB TECHNOLOGY COMPANY INC.

Dated as of April 11, 2025

This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed and executed by the Parties.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.01	Definitions	1
1.02	Accounting Terms	11
1.03	Successor Laws	11
ARTICLE II PURCHASE AND SALE		12
2.01	Purchase and Sale of the Purchased Shares	12
2.02	Consideration for Purchased Shares	12
2.03	Earnout	12
2.04	Withholding	16
ARTICLE III CLOSING		16
3.01	Closing	16
3.02	Deliveries at the Closing	16
ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO SELLER PARTIES		18
4.01	Organization and Standing; Authority; Execution, Delivery and Performance; Enforceability	18
4.02	Noncontravention	19
4.03	Title to the Purchased Shares	19
4.04	Suits; Judgments	19
4.05	Brokers	19
4.06	Solvency	20
4.07	No Trading	20
ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY		20
5.01	Organization and Standing	20
5.02	Capitalization.	20
5.03	Authority; Execution and Delivery; Enforceability	21
5.04	Noncontravention; Consents	22
5.05	Financial Matters	22
5.06	No Indebtedness and Undisclosed Liabilities	23
5.07	Absence of Changes or Events	23
5.08	Certain Assets	25
5.09	Real Property	25
5.10	Intellectual Property.	25
5.11	Material Contracts.	28
5.12	Insurance	30
5.13	Taxes.	30
5.14	Proceedings; Judgments	33
5.15	Benefit Plans.	33
5.16	Employees and Labor Matters.	34
5.17	Compliance with Applicable Laws	34

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5.18	Permits	34
5.19	Customers	35
5.20	Vendors and Suppliers	35
5.21	Inventory	35
5.22	Accounts Receivable	35
5.23	Affiliate Transactions	35
5.24	Absence of Unlawful Payments	36
5.25	Full Disclosure	36
5.26	Matters Related to the SAFE Notes	36
5.27	Brokers	36
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		36
6.01	Authority; Execution and Delivery; Enforceability	36
6.02	Noncontravention	37
6.03	Judgments	37
6.04	Acquisition of Purchased Shares for Investment	37
6.05	Brokers	37
ARTICLE VII COVENANTS		37
7.01	Publicity	37
7.02	Tax Matters	38
7.03	Expenses; Transfer Taxes.	42
7.04	Restrictive Covenants.	43
7.05	Books and Records	44
7.06	Seller Parties’ Representative.	44
ARTICLE VIII INDEMNIFICATION AND RELATED MATTERS		46
8.01	Indemnification by Seller Parties	46
8.02	Indemnification by Purchaser	46
8.03	Expiration of Representations, Warranties and Covenants.	46
8.04	Indemnification Limitations.	47
8.05	Indemnification Claims.	48
8.06	Exclusive Remedy.	50
8.07	Manner of Payment.	50
8.08	Final Determination of Claims; Payment	51
ARTICLE IX GENERAL PROVISIONS		51
9.01	Disclosure Schedule	51
9.02	No Third Party Liability	52
9.03	Assignment.	52
9.04	No Third-Party Beneficiaries	52
9.05	Notices	53
9.06	Counterparts	53
9.07	Entire Agreement	54
9.08	Amendments	54
9.09	Severability	54
9.10	Governing Law; Venue; Waiver of Jury Trial.	54
9.11	Attorneys’ Fees	55
9.12	Waiver and Release	55
9.13	Specific Performance	56
9.14	Waiver.	56
9.15	Construction.	56

Attachments

Annex A-1	Scenerio 1
Annex A-2	Scenerio 2
Annex B	Form of Instructions to the Transfer Agent
Exhibit A	Form of Leak-Out Agreements
Exhibit B	Percentage Ownership Interest of the Seller Parties

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STOCKPURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of April 11, 2025 (this “Agreement”), is entered into by and among (i) Verb Technology Company, Inc., a Nevada corporation (“Purchaser”); (ii) Lyvecom, Inc., a Delaware corporation (the “Company”); and (iii) Maxwell Drut (“Drut”), KRG Entertainment LLC (“KRG”), Matthew Hobbs (“Hobbs”), Lukas Noritzsch (“Noritzsch”) and Troy Lester (“Lester”) (each of Drut, KRG, Hobbs, Noritzsch and Lester a “Seller Party” and collectively, the “Seller Parties”). Each of Purchaser, the Company and the Seller Parties may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller Parties collectively own 100% of the issued and outstanding equity securities of the Company (the “Company’s Stock”).

WHEREAS, each Seller Party desires to sell and transfer to Purchaser, and Purchaser desires to acquire from each Seller Party, the Company’s Stock, on the terms and conditions and as more specifically provided in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises, representations and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01 Definitions. Capitalized terms and other terms used in this Agreement have the following respective meanings:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” (including the terms “controlled by” and “under common control with”), whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise, means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having voting power; (b) the possession, directly or indirectly, of power to direct or cause the direction of the management or policies of a Person, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the documents, instruments, certificates and agreements executed in connection with this Agreement and the Employment Agreement, including the Leak-Out Agreements.

“Business” means the livestream or video-based online sales platform developed and marketed by the Company and/or Purchaser’s Market.live division.

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“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are not open for business.

“Cash Consideration” means Three Million Dollars ($3,000,000) minus (a) the total amount of unpaid Closing Indebtedness (excluding the SAFE Notes Repayment Amount and the Gould Loan Repayment Amount) minus (b) the total amount of unpaid Transaction Expenses as of the Closing.

“Closing Date” means the date on which the Transaction closes.

“Closing Indebtedness” means Indebtedness as of the Effective Time on the Closing Date.

“Closing Purchase Price” has the meaning set forth in Section 2.02.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreements between the Company or any Seller Party and any labor union or other representative of current employees of the Company or any Affiliate thereof, and including local agreements, amendments, supplements, letters and memoranda of understanding of any kind.

“Company” means Lyvecom, Inc., a Delaware corporation.

“Company Benefit Plan” or “Company Benefit Plans” has the meaning set forth in Section 5.15(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization and Standing), Section 5.02 (Capitalization), Section 5.03 (Authority; Execution and Delivery; Enforceability), Section 5.10 (Intellectual Property), Section 5.13 (Taxes) and Section 5.27 (Brokers).

“Company Intellectual Property” means all Owned Intellectual Property and Licensed Intellectual Property.

“Company IT Systems” has the meaning set forth in Section 5.10(j).

“Contemplated Transactions” means Purchaser’s acquisition of the Purchased Shares and all other transactions contemplated by this Agreement, including the Employment Agreement.

“Contract” means, with respect to any Person, any written or oral agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, deed, assignment, power of attorney, purchase order or series of related purchase orders, work order or series of related work orders, insurance policy, lease, sublease, license, sublicense, obligation, commitment, assurance or undertaking to which such Person is a party, by which it or its assets are bound or subject.

“Damages” means all losses, Liabilities, obligations, costs, expenses, Liens, Taxes, awards, assessments, judgments and damages (including the reasonable cost of investigation, remediation and professional fees, including those of attorneys, consultants, experts and accountants) incurred, suffered or sustained by such Person, excluding punitive damages (except to the extent actually awarded or paid to a third party). For purposes of (a) determining the existence of any breach of or inaccuracy with respect to any representation or warranty, or (b) the calculation of the amount of any Damages attributable to any breach of, inaccuracy with respect to, or failure to comply with, any representation, warranty or covenant set forth in this Agreement (including the Disclosure Schedule), any qualifications in the representations, warranties, covenants or agreements with respect to a “Material Adverse Effect”, “materiality”, “material” or similar terms shall be disregarded and will not have any effect with respect thereto.

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“Disclosure Schedule” has the meaning set forth in the introduction to the representations and warranties by the Seller Parties

“Employment Agreement” means the employment agreement between Purchaser and Drut.

“Entity” means any corporation, partnership, limited liability company, professional association, trust or other entity.

“Equity Consideration” has the meaning set forth in Section 2.02.

“ERISA” has the meaning set forth in Section 5.15(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Family Member” means with respect to each individual, such individual’s spouse, ancestors and descendants (whether natural or adopted) and any trust or other Entity (including partnership or limited liability company) solely for the benefit of such individual and/or such individual’s spouse, their respective ancestors and/or descendants.

“Financial Statements” has the meaning set forth in Section 5.05.

“Fraud” means common law fraud under Nevada Law committed by (or on behalf of) the Company or the Seller Parties in connection with the Contemplated Transactions.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accounting Firm.

“Gould Loan” means that certain loan made by KGJP Holdings LLC (an entity wholly owned by Kevin Gould) to the Company in the principal amount of $100,000.

“Gould Loan Repayment Amount” means One Hundred Thousand Dollars ($100,000), which is the amount owed by the Company to satisfy all of its obligations pursuant to the Gould Loan.

“Government Person” has the meaning set forth in Section 5.24.

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“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, department, office, bureau, or commission or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing or any corporation or other Entity owned or controlled in whole or in part by any of the foregoing (including any sovereign wealth fund).

“Indebtedness” of the Company means, without duplication, the aggregate amount (including any related fees, prepayment premiums or penalties or other amounts payable as a result of the full discharge of such obligations as of the Closing) of (a) the unpaid principal amount of, and accrued interest on, all outstanding indebtedness of such Person for borrowed money or for any deferred or contingent purchase price of property or services, including all seller notes, “earn-out” and similar payments (whether contingent or otherwise) valued at the maximum potential amount thereof; (b) all outstanding indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, including pursuant to any promissory or term note or line of credit; (c) all unreimbursed amounts drawn under letters of credit issued for the account of such Person; (d) all payment obligations of such Person under any interest rate protection agreements and similar agreements; (e) any obligations under leases which are required to be capitalized or reported as a finance lease under GAAP; (f) all Liabilities and obligations arising from bonuses, wages, commissions, paid time-off, sick leave, vacation, floating holidays and other compensation arrangements, whether or not accrued but relating to pre-Closing periods plus the employer portion of employment or payroll Taxes associated therewith; (g) obligations under, arising from or with respect to payables to any of the Company’s Affiliates, directors, employees, officers or stockholders or members or any of their respective Affiliates, including any unpaid dividends or distributions; (h) all Liabilities and obligations arising from accrued expenses, including, without limitation, accrued rent and accrued interest but relating to the pre-Closing periods; (i) all obligations arising from cash/book overdrafts; (j) all obligations in respect of bankers’ acceptances, letters of credit, surety, performance or similar bonds, or similar credit transactions; (k) any off balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing; (l) any unpaid Transaction Expenses; (m) any customer deposits, advanced payments or unearned revenues actually collected by the Company; (n) the Tax Liability Amount; (o) all obligations under any interest rate, currency or other hedging agreements; (p) unpaid severance or similar obligations as of immediately prior to Closing plus the employer portion of employment or payroll Taxes associated with such severance or similar obligations; and (q) any guaranty of debt obligations of any other Person (as described in the other clauses of this definition of “Indebtedness”).

“Indemnified Taxes” means without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly or severally, pursuant to a Contract or other agreement entered into (or assumed) by the Company, or for any other reason and whether disputed or not): (a) any Tax in respect of the Seller Parties; (b) any Taxes of or with respect to the Company for any Pre-Closing Tax Period (in the case of the portion of a Straddle Period ending on the Closing Date, determined in accordance with Section 7.02(b)); (c) any Taxes attributable to adjustments required to be made pursuant to Section 481 of the Code pursuant to a change in method of accounting that occurred on or prior to the Closing Date (or any similar provision of applicable state, local, or foreign Law); (d) any Taxes attributable to any prepaid amount received or deferred revenue realized on or prior to the Closing Date or the use of the cash method of accounting by the Company on or prior to the Closing Date; (e) any Taxes of any member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) or any consolidated, combined, unitary or similar group defined under a similar provision of state, local or foreign Law) of which the Company (or any predecessor) was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation; (f) any Taxes of any other Person imposed on the Company as a transferee or successor, by Contract or otherwise; and (g) any Transfer Taxes that are the responsibility of the Seller Parties pursuant to Section 7.03(b).

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“Indemnifying Party” means a Person who is providing indemnification pursuant to the terms of ARTICLE VIII.

“Indemnitee” means a Person who is entitled to indemnification pursuant to the terms of ARTICLE VIII.

“Intellectual Property” means all worldwide rights, title, and interest in or relating to intellectual property or industrial property, including all: (a) patents, inventions (whether patentable or not), invention disclosures, utility models, industrial rights and patent applications, together with all continuations, continuations-in-part, divisionals, and patents issuing thereon, along with all revisions, renewals, substitutions, extensions, re-issuances, re-examinations, registrations and filings claiming priority to or serving as a basis for priority thereof; (b) trade names, design marks, logos, business names, brand names, corporate names, trade dress, trademarks and services marks, and other source or business identifiers and general intangibles of a like nature, together with all goodwill associated therewith, and all applications, registrations, renewals and extensions thereof; (c) Internet domain names and uniform resource locators; (d) copyrights, works of authorship, database and design rights, whether or not registered or published, and all applications, recordations, and registrations in connection therewith, along with all reversions, extensions and renewals thereof, and all other rights corresponding thereto, including statutory or common law rights and moral rights thereto; (d) trade secret rights and corresponding rights in confidential information and other non-public or proprietary information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how, and customer lists and information (“Trade Secrets”); (e) software and technology and other intellectual property or industrial property rights arising from or relating to software and technology; (f) rights relating to or under any of the foregoing granted under any Contract; and (g) similar, corresponding or equivalent intellectual property or proprietary rights anywhere in the world.

“IP License Contract” has the meaning set forth in Section 5.10(h).

“Judgment” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel.

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“Knowledge of the Company” and other phrases of like substance mean the actual knowledge of Drut, Noritzsch and Kevin Gould after reasonable inquiry.

“Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, regulation, ordinance, order, constitution, administrative or judicial doctrine, principle of common law or other legal requirement, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by any Governmental Entity.

“Leak-Out Agreements” means the leak-out agreements entered into between each of the Seller Parties, on the one hand, and Purchaser, on the other hand, in each case dated as of the Closing Date, in substantially the form attached hereto as Exhibit A.

“Liabilities” means any and all liabilities, claims, demands, Damages, debts, losses, obligations, costs, expenses (including reasonable attorneys’ and accountants’ fees and expenses), Proceedings of any nature whatsoever (whether at law, in equity, in contract, in tort or otherwise), whether past, present or future, whether now known or unknown, direct or indirect, suspected or unsuspected, absolute or contingent, or matured or unmatured.

“Licensed Intellectual Property” means any and all Intellectual Property (other than Owned Intellectual Property) used, held for use or practiced by the Company.

“Liens” has the meaning set forth in Section 4.03.

“Material Adverse Effect” means any change, effect, occurrence, development, state of facts or circumstance that, individually or when taken together with all other such similar or related changes, effects, occurrences, developments, state of facts or circumstances that have occurred prior to the date of determination of the occurrence of such change, effect, occurrence, development, state of facts or circumstance, (a) is or would reasonably be expected to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Company; or (b) prevents or would reasonably be expected to prevent the consummation of any of the Contemplated Transactions; provided, however, that such change, effect, or circumstance shall not be deemed to constitute a “Material Adverse Effect” to the extent that any change, effect, or circumstance described in clause (a) resulted or arose from, or is related to: (i) a change in general political, economic, or financial market conditions, (ii) a change that affected the industries in which the Company operates generally, (iii) any changes after the date of this Agreement in GAAP or applicable Law or (iv) natural disaster, sabotage, acts of terrorism or war (whether or not declared) or other outbreak of hostilities or the escalation thereof, except in the case of clauses (i) through (iv), to the extent that such change would reasonably be expected to have a disproportionate impact on the Company relative to other Persons in the industries in which the Company’s business operates.

“Material Contracts” has the meaning set forth in Section 5.11(a).

“Material Customer” has the meaning set forth in Section 5.20.

“Material Supplier” has the meaning set forth in Section 5.21.

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“Organizational Documents” means, with respect to any particular Entity, (a) if a corporation, the articles or certificate of incorporation, the bylaws and any stockholders’ agreement and similar governing documents; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement; (e) if another type of Entity, any other charter or similar document adopted or filed in connection with the creation, formation, governance or organization of the Entity; and (f) any amendment or supplement to any of the foregoing.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited consolidated balance sheet of the Company as of December 31, 2024 and December 31, 2023, and the related audited consolidated statements of operations and comprehensive loss and shareholders’ deficit and cash flows of the Company for such periods, and the related notes to the consolidated Financial Statements, each audited in accordance with the auditing standards of the PCAOB.

“Permit” means any permit, license, certificate, registration, qualification or authorization issued or granted by any Governmental Entity or pursuant to any applicable Law.

“Permitted Liens” means (a) Liens imposed by applicable Law related to the sale, transfer, pledge or other disposition of securities; (b) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on the most recent balance sheet included in the Financial Statements in accordance with GAAP; (c) purchase money Liens and Liens securing rental payments; (d) easements, covenants, rights of way and other restrictions of record; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) mechanics’, carriers’, workmen’s, repairmen’s and other like Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent; (g) Liens consisting of zoning or planning restrictions, building codes, Permits and other governmental or non governmental restrictions or limitations on the use of real property or irregularities in title thereto, to the extent such restrictions do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of such real property in the operation of the Company’s business as currently conducted or as proposed to be conducted; and (h) with respect to any leased Real Property, any Lien created by or in favor of the landlord that does not and would not reasonably be expected to, individually or in the aggregate, interfere with the use of such leased Real Property in the operation of the Company’s business as currently conducted or as proposed to be conducted.

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“Person” means any individual and any firm, Entity, joint venture or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personal data,” “personally identifiable information” or “PII”) provided by applicable Law or by the Company in any of its privacy policies, notices or Contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual, including (a) name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or application, and (c) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy Laws” shall mean any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Proceeding” means any action, arbitration, claim, hearing, litigation, suit, investigation, or audit (whether civil, criminal, administrative or judicial, or whether public or private) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Purchase Price” means the sum of the dollar value of the Closing Purchase Price, plus the First Earn Out Amount, if earned and paid, plus the Second Earn Out Amount, if earned and paid.

“Purchased Shares” means all of the shares of Common Stock of the Company.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Common Stock” means the shares of Purchaser’s common stock, par value $0.0001.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Authority; Execution and Delivery; Enforceability), Section 6.02 (Noncontravention) and Section 6.05 (Brokers).

“Purchaser Prepared Returns” has the meaning set forth in Section 7.02(a)(ii).

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“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Referral Sources” means any person or entity that Executive actually knows refers customers or business to the Company or the Business, directly or indirectly.

“Registered Intellectual Property” has the meaning set forth in Section 5.10(a).

“Related Persons” has the meaning set forth in Section 5.23.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, equityholders, Affiliates, financing sources, financial advisors, legal counsel, accountants, consultants, and other representatives and agents and representatives of the foregoing.

“Restricted Period” means five (5) years from and after the Closing Date.

“SAFE Notes” means the Simple Agreements for Future Equity issued by the Company to several holders for an aggregate principal amount of Six Hundred Seventy-Seven Thousand Dollars ($677,000).

“SAFE Notes Repayment Amount” means One Million, One Hundred Twenty-Five Thousand Dollars ($1,125,000), which is the amount owed by the Company to satisfy all of its obligations pursuant to the SAFE Notes.

“SAFE Termination Agreements” means, collectively, (i) the SAFE Termination Agreement, to be effective as of the Closing Date, by and between the Company and Adaptive Ansible Inc., (ii) the SAFE Termination Agreement, to be effective as of the Closing Date, by and between the Company and James Stanley Borchers, (iii) the SAFE Termination Agreement, to be effective as of the Closing Date, by and between the Company and BVI Company: Summit Investments Worldwide, Inc., (iv) the SAFE Termination Agreement, to be effective as of the Closing Date, by and between the Company and Get Things Done LLC, (v) the SAFE Termination Agreement, to be effective as of the Closing Date, by and between the Company and Andrew Jones, (vi) the SAFE Termination Agreement, to be effective as of the Closing Date, by and between the Company and Toni Ko, (vii) the SAFE Termination Agreement, to be effective as of the Closing Date, by and between the Company and Brian Long, (viii) the SAFE Termination Agreement, to be effective as of the Closing Date, by and between the Company and Rohan Shah, (ix) the SAFE Termination Agreement, to be effective as of the Closing Date, by and between the Company and Philip Zablocki and (x) the SAFE Termination Agreement, to be effective as of the Closing Date, by and between the Company and LY Fund I, each of which terminates the applicable SAFE Note.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Standing; Authority; Execution, Delivery and Performance; Enforceability), Section 4.03 (Title to the Purchased Shares), and Section 4.05 (Brokers).

“Seller Party” and “Seller Parties” have the meanings set forth in the Preamble.

“Seller Parties’ Representative” has the meaning set forth in Section 7.06.

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“Share Cap” means any shares of Purchaser Common Stock in excess of 19.99% of the outstanding shares of Purchaser Common Stock determined at the close of trading on the Nasdaq Capital Market on the Business Day prior to the Closing Date.

“Software Licenses” means any Contract that grants a license, permission or other right to utilize any off-the-shelf, commercially available software on non-negotiable standard terms and conditions for an aggregate fee of no more than $5,000.

“Straddle Period” means any taxable period which begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to a Person, any Entity, fifty percent (50%) or more of the outstanding equity interests of which are owned, directly or indirectly, by such Person.

“Tax Liability Amount” means an amount (not less than zero) equal to the sum of the aggregate amount of any unpaid Taxes of the Company for any Pre-Closing Tax Period (determined, in the case of any Straddle Period, in accordance with Section 7.02(b)), determined (a) by including in taxable income all adjustments made pursuant to Section 481 of the Code pursuant to a change in method of accounting that occurred on or prior to the Closing Date (or any similar provision of applicable state, local, or foreign Law) that have not previously been included in income by the Company; (b) by including in taxable income all amounts that the Company will be required to include after the Closing Date as a result of any prepaid amount received or deferred revenue realized on or prior to the Closing Date or the use of the cash method of accounting by the Company on or prior to the Closing Date; (c) by separately calculating on a Tax by Tax basis and on a jurisdiction by jurisdiction basis with zero dollars ($0) being the lowest amount for any jurisdiction; (d) in accordance with the past practices (including reporting positions, elections and accounting methods in jurisdictions in which the Company has previously filed a Tax Return) of the Company in preparing its Tax Returns except as required by applicable Law; (e) by excluding any deferred Tax assets and Liabilities; and (f) by not including any offsets or reductions with respect to Tax refunds or overpayments of Tax, provided, however, that, subject to clause (c) of this definition, payments of Tax (including estimated payments) made by the Company prior to the Closing that are available to offset unpaid Taxes of the Company for any Pre-Closing Tax Period shall be taken into account.

“Tax Return” means any report, return, form, notice, statement or other written information including, but not limited to, any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated tax supplied or required to be supplied by the Company to a Taxing Authority in connection with any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Tax” means (a) United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee, escheat or unclaimed property obligations, or other tax or similar levy, of any kind whatsoever in the nature of a tax, including any interest, penalties or additions to tax in respect of the foregoing and (b) any Liability of another Person in respect of any item described in clause (a) arising by Contract, transferee or successor liability, assumption, operation of law, Treasury Regulations Section 1.1502-6 (or any analogous state, local or foreign Law) or otherwise.

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“Taxing Authority” means any Governmental Entity or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the administration, assessment, determination, collection or other imposition of Taxes.

“Territory” means each and every state, county, city, or other political subdivision or geographic location in the United States.

“Transaction” shall have the meaning set forth in the Preamble.

“Transaction Expenses” means, without duplication, (a) all fees, commissions, costs and expenses (including all legal fees and expenses, all fees and expenses payable to any broker, advisor, Representative, consultant or finder, and all fees and expenses of any audit firm or accountants) that have been incurred by the Company or any Seller Party in connection with the Contemplated Transactions, (b) the amounts payable by the Company to any Person, including current or former employees, contractors, managers, directors or other service providers of the Company, in connection with, or conditioned on, the consummation of the Contemplated Transactions (including any transaction incentive, success, retention, liquidity or change of control payments and any deferred compensation, bonuses, severance, termination or similar payments), (c) any amounts payable by the Company to a Seller Party or any of their respective Affiliates (other than salary payable with respect to the current pay period and accrued benefits), (d) any Transfer Taxes that are the responsibility of the Seller Parties pursuant to Section 7.03(b), and (e) the employer portion of any employment or payroll Taxes attributable to any such payments set forth in clauses (a) through (c) of this definition or any other compensatory amount payable or arising in connection with the consummation of the Contemplated Transactions.

“Transfer Taxes” has the meaning set forth in Section 7.03(b).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

1.02 Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

1.03 Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

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ARTICLE II
PURCHASE AND SALE

2.01 Purchase and Sale of the Purchased Shares. On the terms and subject to the conditions of this Agreement, at the Closing, Seller Parties shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire at the Closing from Seller Parties, all right, title and interest in and to the Purchased Shares, free and clear of all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities Laws).

2.02 Consideration for Purchased Shares. Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by Purchaser for the Purchased Shares at the Closing (the “Closing Purchase Price”) shall be an amount equal to (a) the Cash Consideration, plus the cash value of any Purchaser Common Stock not issued due to the Share Cap, (b) the SAFE Note Repayment Amount to holders of the SAFE Notes in full satisfaction of all obligations owed by the Company pursuant to the SAFE Notes, (c) Gould Loan Repayment Amount to KGJP Holdings LLC in full satisfaction of all obligations owed by the Company pursuant to the Gould Loan; and (d) the “Equity Consideration” which means the number of shares of Purchaser Common Stock obtained by dividing $1,000,000 by the Fair Market Value of Purchaser Common Stock; provided however that the number of shares of Purchaser Common Stock shall not exceed 19.9% of the number of shares of Purchaser Common Stock outstanding determined at the close of trading on the Nasdaq Capital Market on the Business Day prior to the Closing Date. “Fair Market Value” of Purchaser Common Stock shall equal the volume weighted average price per share of Purchaser Common Stock as reported on the Nasdaq Capital Market for the thirty (30) day period ending on the Business Day immediately preceding the Closing Date. The Closing Purchase Price shall be paid, and the Equity Consideration shall be issued, to Seller Parties as provided in Section 3.02(b).

2.03 Earnout. Seller Parties will have the opportunity to earn additional consideration (such consideration, if any, the “Earnout Payment”) up to Three Million Dollars ($3,000,000) from Purchaser for the twenty-four (24) month period that commences on the first day of the first full Calendar Quarter next succeeding the Closing Date (the “Earnout Period”) as follows:

(a) Earnout Calculation and Earnout Payment.

(i) Up to the First Earnout Amount for the First Earnout Period shall be paid if the KPIs for either Scenario 1 (no funding from the Purchaser) or Scenario 2 (funding is provided to the Company by the Purchaser) are attained in the First Earnout Period; and

(ii) Up to the Second Earnout Amount for the Second Earnout Period shall be paid if the KPIs for either Scenario 1 (no funding from the Purchaser) or Scenario 2 (funding is provided to the Company by the Purchaser) are attained in the Second Earnout Period.

The applicable Earnout Amounts shall be payable by Purchaser if the Key Performance Indicators (“KPIs”) attached as Annex A-1 and Annex A-2 are achieved within the applicable Earnout Period. Annex A-1 sets forth the KPIs that apply in “Scenario 1”. Annex A-2 sets forth the KPIs that apply in “Scenario 2”, and, in each case, the applicable KPIs must be satisfied in order to achieve the First Earnout Amount or Second Earnout Amount, as applicable. “Scenario 1” reflects the KPIs required to be achieved to result in the Earnout Amount being payable in the situation in which Purchaser does not provide any additional capital to the Company following the Closing. “Scenario 2” reflects the KPIs required to be achieved to result in the Earnout Amount being payable in the situation in which Purchaser provides additional capital to the Company following the Closing, including amounts provided by the Purchaser to the Company in respect of marketing spend and team expansion. If achieved, the applicable Earnout Amount shall be paid by the Purchaser within ninety (90) days after the end of the applicable period for which performance is calculated.

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(iii) For the avoidance of doubt, Seller Parties shall not be entitled to aggregate Earnout Payments of greater than $3,000,000 in total.

(b) Definitions.

(i) “Calendar Quarter” means each period of three (3) consecutive months commencing on January 1, April 1, July 1 and October 1 of each calendar year.

(ii) “First Earnout Amount” $1,500,000.

(iii) “First Earnout Period” means the first twelve months of the Earnout Period

(iv) “Second Earnout Amount” means $1,500,000.

(v) “Second Earnout Period” means the second twelve months of the Earnout Period.

(c) Earnout Determination. Within thirty (30) days following the completion the Company’s audited financials for the year or years encompassing the relevant Earnout Period, Purchaser shall prepare and deliver to Seller Parties’ Representative a statement (an “Earnout Statement”) setting forth Purchaser’s calculation of the KPI line items for the applicable Earnout Period and Purchaser’s determination of whether any Earnout Payment was earned. Within thirty (30) calendar days after Purchaser delivers the applicable Earnout Statement to Seller Parties’ Representative (the “Earnout Review Period”), if Seller Parties’ Representative has any objections to such Earnout Statement, then Seller Parties’ Representative shall deliver to Purchaser, within the applicable Earnout Review Period, a detailed written statement (an “Earnout Objections Statement”), describing Seller Parties’ Representative’s specific objections to items in such Earnout Statement and setting forth Seller Parties’ Representative’s alternative proposed calculation of the KPI line items for the applicable Earnout Period. If Seller Parties’ Representative fails to deliver an Earnout Objections Statement within the applicable Earnout Review Period, then such Earnout Statement shall become final and binding on all Parties. Any disputes with respect to an Earnout Statement and whether any Earnout Payment was earned shall be resolved pursuant to Section 2.03(d).

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(d) Dispute Resolution.

(i) If an Earnout Objections Statement shall have been timely delivered by Seller Parties’ Representative to Purchaser pursuant to Section 2.03(c), Seller Parties’ Representative and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the applicable Earnout Payment. If, during such period, Seller Parties’ Representative and Purchaser agree as to the applicable Earnout Payment, or any item thereof, then Seller Parties’ Representative and Purchaser shall execute a written acknowledgement, which shall set forth the applicable Earnout Payment amount and/or any item thereof, as applicable, and the corresponding calculation of the applicable Earnout Payment amount and such amount shall be deemed final, binding, and conclusive on the Parties for purposes of this Agreement. If, during such period, Seller Parties’ Representative and Purchaser are unable to reach agreement on all such items or amounts under dispute pursuant to the Objection Notice, then Seller Parties’ Representative and Purchaser agree to engage an accounting firm of similar size and reputation to that of the Purchaser’s independent audit firm acceptable to both Seller Parties’ Representative and Purchaser (the “Accounting Referee”) to resolve the items or amounts that remain in dispute.

(ii) Within twenty (20) days of the retention of the Accounting Referee, Seller Parties’ Representative and Purchaser shall jointly submit the matter to the Accounting Referee and instruct the Accounting Referee that it (A) shall act as arbitrator, to resolve, in accordance with the definitions in this Agreement, only the items or amounts remaining in dispute specified in any timely delivered Earnout Objections Statement (B) allow each of Seller Parties’ Representative and Purchaser the opportunity to present their arguments, including in in-person or video conference meetings with each Party present; provided, that the Accounting Referee shall not engage in any ex parte communication with Seller Parties’ Representative or Purchaser (or any of their respective Representatives or Affiliates) regarding any calculation; and (C) shall deliver to Purchaser and Seller Parties’ Representative, as promptly as practicable and in any event within thirty (30) days (or such other longer time period as reflected in a written agreement between the Accounting Referee, Purchaser and Seller Parties’ Representative) following the submission of the matters that remain in dispute to the Accounting Referee for resolution, a written report setting forth the applicable Earnout Payment amount based on its resolution of only the items or amounts remaining in dispute, which report shall include a worksheet, with reasonable supporting detail, setting forth the material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Accounting Referee. The Parties acknowledge and agree that, if any dispute is submitted to the Accounting Referee pursuant to this Section 2.03(d), the applicable Earnout Payment amount (and components thereof), as determined by the Accounting Referee, shall, absent manifest error, be final, binding, and conclusive on the Parties for purposes of this Agreement. The scope of the disputes to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Annexes attached to this Agreement, and the Accounting Referee is not to make any other determination. The Accounting Referee shall consider only those items and amounts in Purchaser’s and Seller Parties’ Representative’s respective calculations of the components of the applicable Earnout Payment amount that are identified as being items and amounts to which Purchaser and Seller Parties’ Representative have been unable to agree.

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(iii) If requested by the Accounting Referee, Purchaser and Seller Parties’ Representative agree to execute a reasonable engagement letter. The Accounting Referee’s cost, fees and expenses of such review and report in connection with its services as an Accounting Referee pursuant to this Section 2.03(d) (including any retainer) shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller Parties.

(e) Related Earnout Matters.

(i) During the period beginning on the Closing Date and ending on April 11, 2027 (the “Earnout Protection Period”) and subject to the terms of Section 2.03(ii), the Company shall not take or omit to take any action with the primary intention or purpose of minimizing, avoiding or reducing any Earnout Payment (for clarity, the Parties agreeing that the burden of proof of such issue rests with Seller Parties). Notwithstanding anything to the contrary, nothing set forth in this Section 2.03(e) shall prevent the Company or its Affiliates from (x) operating their businesses in their sole discretion and in the best interests of the Company, their Affiliates and their respective equityholders, or (y) conducting their businesses in accordance with their sole business judgment and, in connection therewith, making any decision that they determine to be reasonable.

(ii) Notwithstanding anything to the contrary contained in Section 2.03(e)(i), during the Earnout Protection Period (A) the Company shall maintain separate books and records adequate in all material respects related to the Business as conducted post-Closing to enable determination of the applicable Earnout Payment, and (B) Purchaser covenants and agrees not to take any steps or action or fail to take any steps or actions the purpose of which is to avoid the Seller Parties’ achievement of the payment of the full Earnout Payment; provided, however, that the Purchaser shall be entitled to take strategic actions to increase profitability of Purchaser post-Closing, which could include a sale of the Purchaser by way of a stock sale, asset sale, merger, reorganization or otherwise.

(iii) The Parties understand and agree that (a) the contingent right to receive any Earnout Payment, if any, shall not be represented by any form of certificate or other instrument, is not guaranteed or secured in any fashion, is not transferable and does not constitute an equity or ownership interest in the Company, (b) the obligations set forth in this Agreement with respect to the payment of any Earnout Payment, if any, shall constitute an unsecured contract right in favor of Seller Parties, regardless as to whether the payment of any Earnout Payment.

(f) Payment. In the event any Earnout Payment is due and payable pursuant to this Section 2.03 (and which has not already been paid to Seller Parties pursuant to Section2.03(c), Purchaser shall make payment of such remaining Earnout Payment by wire transfer of immediately available funds no later than five (5) days following the final determination of such Earnout Payment. Notwithstanding anything herein to the contrary, if any Earnout Payment is paid to Seller Parties pursuant to Section 2.03(c) prior to the final determination of such Earnout Payment pursuant to Section 2.03(c) that ultimately was not earned as reflected on the final Earnout Statement, then Seller Parties agree to promptly reimburse Purchaser for any such Earnout Payment paid to Seller Parties in excess of the amount earned.

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2.04 Withholding. Purchaser and its Affiliates (including the Company) shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or other applicable Laws. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
CLOSING

3.01 Closing. The closing of the purchase and sale of the Purchased Shares (the “Closing”) will take place virtually via electronic transfer of documents, and the Closing shall be effective as of 10:00 a.m. (Eastern Time) (the “Effective Time”) on the date hereof or such other time that the Parties may agree on the date hereof (the “Closing Date”).

3.02 Deliveries at the Closing. Subject to the terms and conditions of this Agreement, at the Closing, the following Persons shall deliver, or cause to be delivered, the following:

(a) the Seller Parties and the Company, as applicable, shall deliver, or cause to be delivered, to Purchaser:

(i) duly executed assignment documents assigning and transferring the ownership of record of the Purchased Shares by Seller Parties;

(ii) appropriate payoff letters, termination statements, Lien and other releases and/or similar evidences of termination from the holders of Closing Indebtedness to be paid at Closing, in each case, in form and substance reasonably satisfactory to Purchaser (the “Payoff Letters”);

(iii) copies of all consents set forth on Section 3.02(a)(iii) of the Disclosure Schedule, which consents shall be in full force and effect as of the Closing Date;

(iv) final invoices from the payees of Transaction Expenses to be paid at the Closing;

(v) written resignations, effective as of the Closing Date, of the managers, directors and officers of the Company as determined by Purchaser;

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(vi) (i) a properly completed and duly executed Internal Revenue Service Form W-9 of each Seller Party, and (ii) non-foreign affidavit of each Seller Party dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code;

(vii) a certificate of good standing or existence of the Company issued as of a date not more than ten (10) days prior to the Closing Date by the Secretary of State of the state of Delaware;

(viii) a certificate of the Secretary of the Company certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of the Company’s Organizational Documents; and (2) all requisite resolutions or actions of the Company’s board of managers and Seller approving the execution and delivery of this Agreement, the other Ancillary Agreements to which the Company is a party and the consummation of the Contemplated Transactions, and (B) as to the incumbency and signatures of the officers of the Company executing this Agreement and any Ancillary Agreement or other document, certificate or instrument relating to the Contemplated Transactions;

(ix) evidence, in form and substance reasonably satisfactory to Purchaser, that each of the agreements listed on Section 3.02(a)(ix) of the Disclosure Schedule have been terminated without any further Liabilities or obligations of the Company thereunder;

(x) an employment agreement, by and between the Company and Drut, in form and substance reasonably satisfactory to Purchaser and Drut (the “Employment Agreement”), duly executed by Drut;

(xi) Lien search results indicating that there are no outstanding liens against the Company;

(xii) all documents necessary to transfer ownership of the Company’s website from the Company to Purchaser;

(xiii) the PCAOB Audited Financial Statements;

(xiv) the Leak-Out Agreements; and

(xv) all other documents, certificates, instruments or writings as reasonably requested by Purchaser at or prior to the Closing in connection with the consummation of the Contemplated Transactions.

(b) Purchaser shall deliver, or cause to be delivered, to the following:

(i) On behalf of the Company, all amounts necessary to fully discharge the then-outstanding balance of all Closing Indebtedness in accordance with the Payoff Letters, by wire transfer of immediately available funds to an account or accounts designated in writing in accordance with any instructions listed in the related Payoff Letters;

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(ii) To each Seller Party, such Seller Party’s pro rata share the Cash Consideration by wire transfer of immediately available funds to an account designated in writing by Drut prior to the date hereof;

(iii) file an additional listing application with Nasdaq relating to the Equity Consideration;

(iv) a certificate of good standing or existence of Purchaser issued as of a date not more than ten (10) days prior to the Closing Date by the Secretary of State of the state of Nevada;

(v) the transfer agent of the Purchaser, with a copy to the Seller Parties, instructions to the Purchaser’s transfer agent to issue the Equity Consideration to the Seller Parties in the form attached hereto as Annex B;

(vi) to Drut, the Employment Agreement, duly executed by the Company;

(vii) the Leak-Out Agreements; and

(viii) a certificate of the Secretary of Purchaser certifying, (A) as complete, accurate and in effect as of the Closing, all requisite resolutions or actions of Purchaser’s board of directors approving the execution and delivery of this Agreement, the other Ancillary Agreements to which Purchaser is a party and the consummation of the Contemplated Transactions, and (B) as to the incumbency and signatures of the officers of Purchaser executing this Agreement and any Ancillary Agreement or other document, certificate or instrument relating to the Contemplated Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER PARTIES

Each Seller Party hereby represents and warrants to Purchaser with respect to itself or himself, except as set forth in the correspondingly numbered section of the Disclosure Schedule delivered by Seller Parties to Purchaser on the date hereof (the “Disclosure Schedule”), that the statements contained in this Article IV are true and correct as of the date hereof (unless the representation and warranty is as of a specified date, in which case it shall be as of such specified date).

4.01 Organization and Standing; Authority; Execution, Delivery and Performance; Enforceability. Each Seller Party has full power, legal capacity and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller Party is a party and to perform his, her or its obligations hereunder and thereunder and consummate the Contemplated Transactions, and the execution and delivery by such Seller Party of this Agreement and the Ancillary Agreements to which such Seller Party is a party, the performance of such Seller Party’s obligations thereunder and consummation by such Seller Party of the Contemplated Transactions, have been duly and validly authorized, and no other action on the part of such Seller Party is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller Party is a party and the Contemplated Transactions. This Agreement, and each of the Ancillary Agreements to which such Seller Party is a party, has been duly and validly executed and delivered. This Agreement and each of the Ancillary Agreements to which such Seller Party is a party (assuming due authorization, execution and delivery by each other party thereto) constitute the legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

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4.02 Noncontravention. Neither the execution and delivery of any of this Agreement or the Ancillary Agreements to which such Seller Party is a party, nor the consummation or performance of any of the Contemplated Transactions, will require the consent, notice or other action by any Person under, contravene, conflict with or result in a violation of, breach of, or default under (with or without notice or lapse of time or both) (a) any applicable Law or any Judgment to which such Seller Party is subject; (b) if applicable, the provisions of the Organizational Documents of such Seller Party or (c) any Contract, instrument, license, franchise or permit to which such Seller Party is party, except in the case of clause (c), as would not delay, prohibit or impair such Seller Party’s ability to consummate the Contemplated Transactions. No consent, approval, Permit, Judgments, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to such Seller Party in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller Party is a party, to perform his, her or its obligations thereunder or to approve the Contemplated Transactions.

4.03 Title to the Purchased Shares. Each Seller Party is the record and beneficial owner of, and holds good and valid title free and clear of any and all mortgages, security interests, charges, easements, rights, options, claims, restrictions, pledges, encumbrances or other liens of any kind (collectively, “Liens”) (other than restrictions imposed on transfer under applicable federal and/or state securities Laws) to, the Purchased Shares as indicated on Section 4.03(a) of the Disclosure Schedule, which Purchased Shares constitute all of the capital stock and debt securities of the Company held by each Seller Party as indicated. Each Seller Party has the sole power and authority to sell, transfer, assign and deliver the Purchased Shares as provided in this Agreement, and such delivery will convey to Purchaser good and valid title to the Purchased Shares, free and clear of any and all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities Laws and other Permitted Liens). Immediately following the consummation of the Contemplated Transactions, Purchaser will own all of the shares of capital stock of the Company free and clear of any Liens. Except as set forth on Section 4.03 of the Disclosure Schedule, no Seller is a party to any voting trust or other voting agreement with respect to the Purchased Shares or to any agreement relating to the issuance, sale, redemption transfer or other disposition of the Purchased Shares.

4.04 Suits; Judgments. There are no Proceedings, or Judgments pending, or to the knowledge of each Seller Party, threatened, to which such Seller Party is a party or is subject that would reasonably be expected to prohibit or delay the consummation of the Contemplated Transactions by such Seller Party.

4.05 Brokers. No Seller Party has retained any Person to act as a broker or agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, banker’s fee or finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions for which Purchaser or the Company could become liable or obligated.

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4.06 Solvency. As of the Closing, the fair market value of each Seller Party’s assets exceeds the sum of such Seller Party’s non-contingent and liquidated debts.

4.07 No Trading. No Seller Party owns any securities of Purchaser as of the date of this Agreement. No Seller Party has bought, acquired, traded, sold, transferred, pledged, hypothecated or assigned any of Purchaser’s Common Stock, or any option thereon or any right or interest (voting or otherwise) therein or caused another party to engage in any aforementioned transactions, in each case, since February 28, 2025.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Seller Parties hereby jointly and severally represent and warrant to Purchaser, except as set forth in the correspondingly numbered section of the Disclosure Schedule, that the statements contained in this Article V are true and correct as of the date hereof (unless the representation and warranty is as of a specified date, in which case it shall be as of such specified date).

5.01 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under, the Laws of the State of Delaware. The Company has all requisite power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Section 5.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has delivered to Purchaser true and correct copies of its Organizational Documents, as amended and in full force and effect on the date of this Agreement, and the Company is not in violation of any provisions of its Organizational Documents. The Company has full corporate power and authority to enter into this Agreement and each Ancillary Documents to which the Company is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

5.02 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.0001 (“Common Stock”), of which 5,000,000 shares are issued and outstanding as of the close of business on the date hereof and constitute the Purchased Shares. There are no other authorized shares of capital stock other than the Common Stock.

(b) Section 5.02(b) of the Disclosure Schedules sets forth, as of the date hereof, the name of each Person that is the registered owner of any Shares of Common Stock and the number of Shares of Common Stock owned by such Person.

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(c) There is no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Common Stock.

(d) All issued and outstanding shares of Common Stock (including the Purchased Shares) are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the charter, by-laws or other organizational documents of the Company, or any agreement to which the Company is a party; and (iii) free of any Liens created by the Company in respect thereof. All issued and outstanding shares of Common Stock (including the Purchased Shares) were issued in compliance with applicable Law.

(e) No outstanding shares of Common Stock are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f) Seller Parties own 100% of the issued and outstanding shares of Common Stock of the Company and the Purchased Shares constitute 100% of the authorized, issued, reserved for issuance or outstanding securities of the Company. There are no other securities of the Company outstanding other than the Purchased Shares.

(g) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the charter, by-laws or other organizational documents of the Company then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(h) There are no voting trusts, irrevocable proxies or other contracts or understanding to which Company is bound to (x) repurchase, redeem or otherwise acquire any securities of the Company or (y) vote, consent or dispose of any securities in the Company.

(i) The Company does not, directly or indirectly, have and has never had, any Subsidiaries or owned, beneficially or otherwise, any capital stock or other equity, ownership, or profit sharing interests in any other Person.

5.03 Authority; Execution and Delivery; Enforceability. The Company has corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions, and the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Contemplated Transactions, have been duly authorized by all necessary action on the part of the Company and its stockholders, and no other action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the Contemplated Transactions. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company. This Agreement and the Ancillary Agreements to which the Company is a party constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

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5.04 Noncontravention; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Liens other than Permitted Liens on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby.

5.05 Financial Matters. Attached to Section 5.05 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (a) the audited balance sheets of the Company as of December 31, 2024 and 2023, and the related income statement for such periods, and (b) the unaudited balance sheets of the Company as of February 28, 2025 (the “Interim Balance Sheet”), and the related income statement for such period. The Financial Statements have been prepared in accordance with the books and records of the Company and, except as set forth on Section 5.05 of the Disclosure Schedule and to the Knowledge of the Company, in accordance with GAAP consistently applied throughout the periods indicated therein and fairly present, in all material respects, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated therein. To the Knowledge of the Company, the Company maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of Financial Statements in compliance with GAAP. The financial books and records of the Company have been maintained in accordance with commercially reasonable business practices. No Financial Statements of any Person other than the Company are required by GAAP to be included in the Financial Statements of the Company. There has been no Fraud, whether or not material, that involves or involved any Seller Party or Company management or, to the Knowledge of the Company, other employees or consultants who have or had a significant role in the financial reporting of the Company. The Financial Statements are auditable.

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5.06 No Indebtedness and Undisclosed Liabilities. Other than the amounts owed under the SAFE Notes and the loan to be repaid at Closing to KGJP Holdings LLC, the Company does not have any Indebtedness. The Company does not have any Liabilities, other than (a) Liabilities expressly identified in the Financial Statements; (b) Liabilities incurred by the Company in the ordinary course of its business consistent with past practice since December 31, 2024 (which are not material, individually or in the aggregate); or (c) ordinary course Liabilities under Contracts to which it is a party (which do not include Liabilities for breach or default). Following the Interim Balance Sheet Date, the Company will not have any Indebtedness or Liabilities, other than as set forth in the Interim Balance Sheet or as listed on Schedule 5.06.

5.07 Absence of Changes or Events. Since December 31, 2024, the Company has conducted its business in the ordinary course of business and there has not been a Material Adverse Effect. Without limiting the generality of the foregoing, during the period between December 31, 2024 and the date of this Agreement, except as set forth in Section 5.07 of the Disclosure Schedule, the Company has not:

(a) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than sales of Inventory in the ordinary course of business;

(b) entered into any Material Contract, other than in the ordinary course of business;

(c) acted or failed to act in any manner that would reasonably be expected to result in any loss, lapse, abandonment, cancellation, invalidity or unenforceability of any material Company Intellectual Property;

(d) sold, assigned, transferred, conveyed, licensed, sublicensed, covenanted not to assert with respect to, abandoned, cancelled, allowed to lapse or expire, leased or otherwise disposed of any material Company Intellectual Property;

(e) collected, compiled, used, stored, processed, shared, safeguarded, secured, disposed of, destroyed, disclosed, or transferred (including cross-border) Personal Information (or failed to do any of the foregoing, as applicable) in violation of any (i) applicable Privacy Laws, (ii) publicly available privacy policies and notices of the Company (whether posted to an external-facing website or otherwise made available or communicated to third parties by the Company), or (iii) contractual obligations that the Company has entered into with respect to Personal Information;

(f) suffered an acceleration or termination, or agreed to an amendment, modification to or cancellation of any Material Contract;

(g) made or committed to make any capital expenditure in excess of $10,000 individually;

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(h) changed any of its payment policies with landlords, vendors, suppliers or other creditors;

(i) changed any of its collection policies with respect to customers;

(j) amended its Organizational Document;

(k) issued, sold, or otherwise disposed of any of its Equity Securities;

(l) declared, set aside, or paid any dividend or made any distribution with respect to its Equity Securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or other securities;

(m) experienced any material damage, destruction, interruption in use or loss (whether or not covered by insurance) to its property;

(n) entered into any joint venture, partnership or similar arrangement;

(o) granted any increase in the compensation or wages of any of its directors, officers, contractors, employees or other service providers;

(p) adopted any Company Benefit Plan or Contract providing benefits to any of its directors, officers, contractors, employees or other service providers acting in such capacities, or amended, modified, or terminated any Company Benefit Plans and Contracts;

(q) made any change in its accounting methods or principles;

(r) prepared or filed any Tax Return unless such Tax Return was prepared in a manner consistent with past practice (unless otherwise required by Law); filed any amended Tax Return; made, changed or revoked any election in respect of Taxes; entered into any closing agreement in respect of Taxes; settled or compromised any claim or assessment in respect of Taxes; incurred any Liability for Taxes other than in the ordinary course of business; changed (or made a request to any Taxing Authority to change) any aspect of its method of accounting for Tax purposes; filed or surrendered any claim for a Tax refund; applied for or obtained any Tax ruling; or consented to any extension or waiver of the statute of limitations for the assessment or collection of Taxes;

(s) incurred or guaranteed any Indebtedness;

(t) cancelled or compromised any debt or claim or waived or released any material right of the Company;

(u) commenced or settled any Proceedings;

(v) acquired (by merger, stock or asset purchase or otherwise) any Person or business or division thereof; or

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(w) other than as set forth above, entered into or agreed to enter into any Contract or other arrangement relating to any of the foregoing.

5.08 Certain Assets. The Company has good and valid title to all assets, properties and rights owned by it (or reflected in the Financial Statements to be owned by it), and valid and enforceable leasehold interests in or other contractual rights to all other assets, properties and rights, in each case, free and clear of all Liens (other than Permitted Liens). Such assets, properties and rights are suitable for use in the ordinary course of business (subject to maintenance in the ordinary course of business), have been maintained in accordance with industry practice, constitute all of the assets, properties and rights used by the Company to operate the business of the Company as currently conducted and as proposed to be conducted, and are sufficient for the conduct of such business immediately following the Closing in substantially the same manner as currently conducted and as proposed to be conducted.

5.09 Real Property. The Company does not own or lease any Real Property, and has not at any time owned or leased any real estate property.

5.10 Intellectual Property.

(a) All Owned Intellectual Property that is subject to an application or registration for protection under applicable Law, including Internet domain names (collectively, “Registered Intellectual Property”) is set forth in Section 5.10(a) of the Disclosure Schedule, which specifies (i) the nature of the Registered Intellectual Property, (ii) the owner of record for each such item of Registered Intellectual Property, (iii) the applicable jurisdiction(s) in which such Registered Intellectual Property has been issued, registered or otherwise in which an application for such issuance or registration has been filed, and (iv) the registration or application date, as applicable. Also set forth on Section 5.10(a) of the Disclosure Schedule are all material unregistered trademarks included in the Owned Intellectual Property. All Registered Intellectual Property (other than applications) is valid, enforceable and in full force and effect.

(b) The Company solely and exclusively owns all right, title and interest to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Company has valid and continuing rights to use, sell or license (as the case may be) all Licensed Intellectual Property pursuant to a valid written IP License Contract (as defined below), as the same is used in its business as presently conducted or proposed to be conducted, free and clear of all Liens (other than Permitted Liens).

(c) The Contemplated Transactions will not (i) adversely affect the validity or enforceability of the Company Intellectual Property under applicable Law, (ii) result in the loss or impairment of the Company’s right to own or use any Company Intellectual Property or (iii) result in the payment of any additional consideration for the Company’s right to own or use any Company Intellectual Property or otherwise require the consent, approval or other authorization of or notification to any party to, any IP License Contract.

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(d) The Company has not received any written notice, and there are no claims or Proceedings pending or, to the Knowledge of the Company, threatened against the Company, (i) alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property used by the Company, (ii) challenging the ownership, validity or enforceability of any Owned Intellectual Property or (iii) challenging the use by the Company of any Company Intellectual Property, and, in each case of clauses (i), (ii) and (iii), to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim, Proceeding or challenge. To the Knowledge of the Company, none of the following infringes, constitutes or results from a misappropriation of, dilutes or otherwise violates, or has infringed, constituted or resulted from a misappropriation of, diluted or otherwise violated, any Intellectual Property of any Person: (A) any Owned Intellectual Property (or any use, practice or exploitation of any Owned Intellectual Property); (B) any products or services of the Company (or the making, use, offer for sale, sale, importation, distribution or other disposal, performance or exploitation of any products or services of the Company); or (C) any conduct or operations of any business of the Company.

(e) To the Knowledge of the Company, no Owned Intellectual Property or any exclusively Licensed Intellectual Property has been or is being infringed, misappropriated, diluted or otherwise violated by any Person, and no claim or Proceeding alleging any of the foregoing is pending or threatened against any Person by the Company.

(f) The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all (i) material Trade Secrets included in the Owned Intellectual Property and (ii) Trade Secrets owned by any Person to whom the Company has a confidentiality obligation, in each case of clauses (i) and (ii), which measures are reasonable in the industry in which the Company operates. No material Trade Secret included in the Owned Intellectual Property has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed to any Person other than pursuant to a valid written confidentiality Contract sufficiently restricting the disclosure and use thereof.

(g) The Company has executed valid and enforceable written Contracts with each of its past and present employees, consultants and independent contractors pursuant to which each such Person agrees to hold all Trade Secrets of the Company in confidence both during and after his or her employment or retention, as applicable. The Company has executed valid and enforceable written Contracts with each of its past and present employees, consultants and independent contractors pursuant to which each such Person effectively and validly assigns to the Company all of such Person’s right, title an interest in and to all Intellectual Property created or developed for or on behalf of the Company in the course of his or her employment or engagement. No Trade Secret owned by a prior employer of any current or former employee of the Company is necessary for the conduct of the business of the Company.

(h) Except for confidentiality agreements granting a counterparty permission or consent to use confidential information for a limited purpose, Section 5.10(h) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts pursuant to which (i) the Company is granted by any Person any license, sublicense, right, option, permission, consent, non-assertion or release relating to any Intellectual Property (Software Licenses need not be listed on Section 5.10(h) of the Disclosure Schedule, but shall be included in the definition of IP License Contracts) or (ii) the Company grants to any Person any license, sublicense, right, option, permission, consent, non-assertion or release relating to any Intellectual Property (clauses (i) and (ii) collectively, the “IP License Contracts”). The IP License Contracts provide the Company with all rights, licenses, authorizations and other permissions to all Intellectual Property owned by any Person other the Company that is used to conduct the business of the Company. The Company is not and, to the Knowledge of the Company, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of breach or default of or any intention to terminate, any IP License Contracts.

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(i) The Owned Intellectual Property, together with the Licensed Intellectual Property, constitutes all of the Intellectual Property used in, and sufficient and necessary for, the conduct of the business of the Company as currently conducted and as proposed to be conducted.

(j) The Company owns or has a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business as currently conducted and as proposed to be conducted (the “Company IT Systems”). The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business as currently conducted and as proposed to be conducted. The Company has taken commercially reasonable steps to provide for the back-up and recovery of the Company IT Systems, including material data, and maintains commercially reasonable disaster recovery plans, procedures and facilities. To the Knowledge of the Company, there have been no security breaches or unauthorized use, access or intrusions of any Company IT Systems. To the Knowledge of the Company, the Company IT Systems do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry). None of the products, services or technology of the Company incorporates, embeds or is distributed or installed with, statically or dynamically links with or otherwise interacts with any open source software or other elements that require any software (or portions thereof) to be licensed or the source code to be divulged to any third Persons.

(k) To the Knowledge of the Company, the Company and any Person acting for the Company or on the Company’s behalf, has at all times complied with (i) all applicable Privacy Laws, (ii) all of the Company’s policies and notices regarding Personal Information, and (iii) all of the Company’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. The Company has implemented and maintains reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of the Company’s privacy policies or notices contain or have contained any material omissions or are or have been misleading or deceptive. The Company has implemented and at all times maintained reasonable safeguards, at least consistent with practices in the industry in which the Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure and the Company has taken reasonable steps to ensure that any third Person with access to Personal Information collected by or on behalf of the Company has implemented and maintained the same. To the Knowledge of the Company, any third party who has provided Personal Information to the Company has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required. There have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company and the Company has not provided or been legally required to provide any notices to any Person in connection with a loss of or unauthorized access to or disclosure of Personal Information. The Company has not received any written notice of any claims or Proceedings (including notice from third Persons acting on its behalf), of or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information and to the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

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5.11 Material Contracts.

(a) Section 5.11(a) of the Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts to which the Company is a party or by which any assets of the Company are bound (collectively, “Material Contracts”):

(i) any Contract with a Material Customer;

(ii) any Contract with a Material Supplier;

(iii) any broker, distributor, dealer, co-manufacturing, sales representative, manufacturer, sales promotion, market research, advertising or agency Contract;

(iv) any Contract pursuant to which the Company is bound by any provisions or covenant (A) not to compete, (B) not to hire, (C) not to solicit, (D) not to acquire any securities (e.g., “standstill” provisions) or (E) that materially limits (or purports to materially limit) the manner in which the Company conducts its business (including any restrictions with respect to any Person, line of business, geographic area or period of time);

(v) any lease, sublease or similar Contract with any Person pursuant to which the Company is a lessor, sublessor, lessee or sublessee of any tangible personal property, or any portion of Real Property (including the leased Real Property), material to the conduct and operation of the Company’s business;

(vi) any Contract pursuant to which the Company has incurred any Indebtedness (including guarantees);

(vii) all contracts for capital expenditures or the acquisition or construction of any fixed assets requiring the payment by the Company following the Closing of an amount in excess of $10,000;

(viii) any Contract relating to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company;

(ix) any Contract with any exclusivity, “most favored nation” provision or similar pricing terms;

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(x) any Contract pursuant to which the Company is required to indemnify or guaranty the obligations of any Person outside of the ordinary course of business;

(xi) any Contract relating to the settlement of any Proceeding or Judgment involving the Company;

(xii) any Contract for the sale of assets owned or leased by the Company (other than Inventory sales in the ordinary course of business);

(xiii) any Contract relating to any joint venture, strategic alliance, partnership or similar arrangement;

(xiv) any Contract for the distribution, marketing, sales representation or similar arrangement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of the Company or any of its respective Affiliates that generated revenues to the Company, as applicable;

(xv) contracts for the employment of, or the provision of consulting services by, any officer, individual employee or other natural Person on a full time, part-time, consulting or other basis;

(xvi) contracts providing for the payment of any cash or other compensation or benefits as a result of the consummation of the transactions contemplated herein, to which the Company is, or at Closing will be, a party;

(xvii) contracts which restrict the ability of the Company to terminate the employment of any employee (other than in accordance with applicable Law) without liability (including severance obligations not otherwise required by Law);

(xviii) all exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contracts, or any other interest rate or foreign currency protection contracts;

(xix) all contracts (other than contracts in respect of employment or employee compensation) between the Company, on the one hand, and any senior officer, director, manager, stockholder, or Affiliate of the Company or any of their Affiliates, or their respective Family Members, on the other hand;

(xx) all contracts with any Governmental Entity;

(xxi) all Collective Bargaining Agreements;

(xxii) all IP License Contracts, including Software Licenses; and

(xxiii) any Contract, not otherwise identified above, pursuant to which the Company is currently obligated to make payments in excess of $10,000 per year.

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(b) The Company has delivered to Purchaser true and correct copies of each written Contract set forth in (or required to have been set forth in) Section 5.11(a) of the Disclosure Schedule (including all written amendments, modifications and supplements thereto). All Material Contracts are valid, binding and in full force and effect, and are enforceable against the Company, and, to the Knowledge of the Company, against the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Company has performed all obligations required to be performed by it to date under the Material Contracts to which it is a party, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Material Contract. The Company has not received any written notice (or to the Knowledge of the Company, oral notice) of the intention of any other party to a Material Contract to terminate or cancel any Material Contract prior to the expiration of the term thereof (including renewal terms), or to amend or otherwise modify the material terms of any Material Contract nor, to Knowledge of the Company, does any party currently contemplate any such termination, cancellation, amendment or other modification to any Material Contract.

5.12 Insurance. Section 5.12 of the Disclosure Schedule sets forth an accurate and complete list of insurance policies (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, and any pending claims thereunder) maintained by or for the benefit of the Company, as well as any surety bonds currently in effect. All such policies are, and during the past three (3) years have been, in full force and effect, all premiums due and payable thereon have been timely paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Purchaser has been provided with a correct and complete claims history relating to such policies for the three (3) year period prior to the date hereof. There is no material claim pending under any of such policies for which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. During the past three (3) years, no policy limits for any insurance policy of the Company has been materially exhausted. The insurance policies of the Company provide coverage as may be required by applicable Law and by Material Contracts. The Company has not failed to give any notice or present any claims under any applicable insurance policy in a due and timely fashion.

5.13 Taxes.

(a) The Company has timely filed (taking into account any valid extensions) all Tax Returns that it was required to file under applicable Law and applicable regulations. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on such Tax Returns) have been timely paid. There are no Liens for Taxes upon any of the assets of the Company other than for Taxes not yet due and payable. Section 5.13(a) of the Disclosure Schedule sets forth the amount of any Taxes that otherwise would have been required to be remitted or paid by the Company in connection with amounts paid by the Company to any employee or individual service provider but have been deferred and the basis for such deferral. The Company is not currently a beneficiary of any extension of time within which to file any Tax Return that has not been filed.

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(b) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the custom and practice of the Company in filing its Tax Returns. Since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice and custom.

(c) The Company has made available to Purchaser accurate and complete copies of all Tax Returns filed for taxable periods ended on or after December 31, 2021.

(d) There are no ongoing, pending, or threatened actions, suits, audits, investigations, or other Proceedings of the Company by any Taxing Authority in respect of Taxes, nor has any Seller Party or the Company received any written notice from any Taxing Authority that it intends to bring any such Proceeding or conduct any such Proceeding. No claim has been made by any Taxing Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be required to file Tax Returns or pay Taxes in that jurisdiction. Except as set forth on Section 5.13(d) of the Disclosure Schedule no action, suit, audit, investigation, or other Proceeding of the Company by any Taxing Authority has ever been conducted, , and no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by the Company, and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against the Company.

(e) The Company has not (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or (ii) granted a power of attorney to any Person that is currently in force with respect to any Tax matter.

(f) The Company has complied with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld from amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party and timely paid over to the proper Taxing Authorities all amounts required. The Company has accurately classified all service providers as either employees or independent contractors for all Tax purposes. The Company (i) has collected and remitted all applicable sales and/or use Taxes to the appropriate Taxing Authority, and (ii) has obtained, in good faith, any applicable sales and/or use Tax exemption certificates.

(g) No deficiencies for Taxes with respect to the Company have been claimed, proposed, or assessed by any Taxing Authority, which have not been fully paid or resolved.

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(h) The Company (i) is not a party to, and has no obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar Contract or arrangement, (ii) has never been a member of an affiliated, consolidated, combined, unitary or similar Tax group, and (iii) has no Liability for Taxes of any other Person arising by Contract, transferee or successor liability, assumption, operation of law, Treasury Regulations Section 1.1502-6 (or any analogous state, local or foreign Law) or otherwise.

(i) The Company (i) is not bound by, has not agreed to, has not requested and is not required to make any adjustments pursuant to Section 481(a) of the Code (or any analogous state, local or foreign Law), nor has the Company received written notice from any Taxing Authority that has proposed any such adjustment, and (ii) has not executed or entered into a closing agreement pursuant to Section 7121 of the Code (or any analogous state, local or foreign Law).

(j) The Company (i) has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4, (ii) has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code), and (iii) is not subject to (and has not requested) any private letter ruling of the Internal Revenue Service (or analogous ruling of any Taxing Authority).

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (A) change in method of accounting made or required to be made for any Pre-Closing Tax Period, including pursuant to Section 481(a) of the Code (or any analogous state, local or foreign Law), (B) installment sale or other transaction made on or prior to the Closing Date, (C) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (D) prepaid amount received or deferred revenue realized on or prior to the Closing Date; (E) any election under Section 108(i) of the Code (or any analogous state, local or foreign Law); or (F) any intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Tax Laws);

(l) The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “a United States real property holding corporation” within the meaning of Section 897(e)(2) of the Code.

(m) The Company currently does not have, and has never had, a permanent establishment (as defined by applicable tax treaty), fixed place of business, or other taxable presence in any foreign country.

(n) The Company is not a party to any agreement, contract or plan that has resulted or could result, separately, or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

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(o) The Company has complied with all applicable escheatment or unclaimed property Laws, and there is no property or obligation of the Company (including uncashed checks to vendors, customers or employees, non-refunded overpayments or credits) that is currently escheatable or currently payable to any state or municipality under any such Laws.

(p) Each of the Purchased Shares that is or was subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code is subject to a valid election under Section 83(b) of the Code.

(q) At all times since formation, the Company has used the accrual method of accounting for all income Tax purposes.

(r) The Company is not subject to, a party to or a partner or member of any joint venture, partnership, limited liability company or other arrangement or contract that could reasonably be treated as a partnership for federal income Tax purposes.

(s) Section 5.13(s) of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to the Company.

(t) Notwithstanding anything to the contrary set forth herein, except for the representations and warranties set forth in Section 5.07(r) (Absence of Changes or Events) and, to the extent relating to Taxes, Section 5.15 (Benefit Plans), the representations and warranties set forth in this Section 5.13 are the Seller Parties’ sole and exclusive representations and warranties regarding Tax matters.

5.14 Proceedings; Judgments. Except as set forth in Section 5.14 of the Disclosure Schedule, there are no, and during the past three (3) years there have been no, Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any officer, manager, employee or director of the Company in such capacity as an officer, manager, employee or director, and there is no outstanding Judgment to which the Company is a party or subject.

5.15 Benefit Plans.

(a) The Company does not maintain, and has never maintained, any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any other retirement, supplemental retirement, deferred compensation, executive compensation, employment, consulting, bonus, incentive, compensation, stock purchase, employee stock ownership, equity or equity-based, severance, retention, salary continuation, vacation or sick pay policy, termination, change in control, employee loan, medical, welfare, retiree medical or life insurance, disability, death benefit, group insurance, hospitalization, Code Section 125 “cafeteria” or “flexible” benefit, educational, employee assistance, fringe benefit and all other employee benefit plans, policies, agreements, programs or arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, which the Company maintains, sponsors or contributes to or with respect to which the Company has any direct or indirect present or future Liability (collectively, the “Company Benefit Plans”).

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(b) Neither the Company nor any of its ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(e) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) a self-funded welfare benefit plan.

(c) Except as set forth on Section 5.15(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to any current or former employee, contractor, officer, director or other service provider of the Company, (ii) accelerate the time of payment, funding or vesting of any benefits to any current or former employee, contractor, officer, director or other service provider of the Company, or (iii) increase the amount of compensation or benefits due any current or former employee, officer, director, contractor or other service provider.

(d) The Company has no obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

5.16 Employees and Labor Matters.

(a) The Company does not have, and has never had, any employees. Section 5.16(a) of the Disclosure Schedule separately sets forth a true, correct and complete list of all independent contractors and consultants of the Company, showing date of engagement, and the basis of compensation.

(b) Section 5.16(b) of the Disclosure Schedule sets forth a complete and correct list of all independent contractors and consultants who performed services for the Company or any of its Subsidiaries under Contract at any time since January 1, 2022 or who are currently performing services or under Contract to perform future services for the Company or any of its Subsidiaries and showing for each: (i) the start date, (ii) whether they are contracted in their individual status or with a corporation, (iii) type of services to be provided, (iv) anticipated completion date, and (v) hourly or per diem rate or other form of pay of such contractor.

5.17 Compliance with Applicable Laws. During the past three (3) years, the Company has conducted its business, and operated and used all of its assets, in material compliance with all applicable Laws. During the past three (3) years, the Company has not received any written notice from any Governmental Entity or any other Person alleging the violation of, or failure to comply with, any applicable Law in any material respect.

5.18 Permits. The Company does not hold any Permits.

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5.19 Customers. Section 5.19 of the Disclosure Schedule sets forth an accurate and complete list of the top ten (10) customers of the Company as measured by revenue generated during the year ended December 31, 2024 (each, a “Material Customer”). No Material Customer has cancelled, terminated or otherwise materially decreased or adversely changed the terms of or notified the Company of such customer’s intention to cancel, terminate or materially decrease or adversely change the terms of its purchases from the Company. The Company does not currently have any material dispute with any Material Customer, and the Company has not in the past two (2) years had any material dispute with any Material Customer.

5.20 Vendors and Suppliers. Section 5.20 of the Disclosure Schedule sets forth an accurate and complete list of the top ten (10) vendors and/or suppliers of the Company as measured by expenses or expenditures paid by the Company during the year ended December 31, 2024 (each, a “Material Supplier”). No Material Supplier has cancelled, terminated or otherwise materially decreased or adversely changed the terms of or notified the Company of any intention to cancel, terminate or materially decrease or adversely change the terms pursuant to which such vendors and/or suppliers provide goods or services to the Company. The Company does not currently have any material dispute with any Material Supplier, and the Company has not in the past two (2) years had any material dispute with any Material Supplier.

5.21 Inventory. The Company has no inventory.

5.22 Accounts Receivable. All accounts and notes receivable of the Company reflected on the balance sheet included with the Financial Statements and all accounts and notes receivable as of the Closing Date (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) have arisen in the ordinary course of business of the Company. No Person has any Liens on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables. To the actual knowledge of the Company, there is no pending contest, dispute or Proceeding with respect to the amount or validity of any amount of any such accounts and notes receivable (except as would not exceed the allowance for doubtful accounts).

5.23 Affiliate Transactions. Except as set forth on Section 5.23 of the Disclosure Schedule, there are no Contracts or transactions between the Company, on the one hand, and any Seller Party, any Affiliate or any Family Member of a Seller Party or such Seller Party’s Affiliate, or any present or former shareholder, stockholder, other equityholder, director, manager, officer or employee of the Company (or any Affiliate or Family Member of the foregoing) (collectively, “Related Persons”), on the other hand, other than employment arrangements in the ordinary course of business. The Company does not owe any amount to any Related Person (excluding salary for the current pay period and accrued benefits). No Related Person owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any material competitor, landlord, customer or supplier of the Company, or any organization which has a material Contract or arrangement with the Company.

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5.24 Absence of Unlawful Payments. The Company has not and, to the Knowledge of the Company, none of its current or former officers, directors, managers, or other employees or other Person acting on their behalf have (a) violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended; (b) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (c) paid, offered, promised or authorized payment of, money or any other thing of value to any Governmental Entity or officer, employee, official, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of applicable Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that the Company might secure any advantage, obtain or retain business or direct business to any Person; or (d) accepted or received any contributions, payments, gifts or expenditures that, to the Knowledge of the Company, was unlawful.

5.25 Full Disclosure. The Company does not have actual knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that could reasonably be expected to have a Material Adverse Effect on the assets, business, prospects, financial condition or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

5.26 Matters Related to the SAFE Notes. The SAFE Notes were issued in accordance with all applicable Laws. Upon receipt of the SAFE Termination Agreements, the SAFE Notes will have been terminated with no further obligations to the holders thereof except for the payments set forth in this Agreement.

5.27 Brokers. The Company has not retained any Person to act as a broker or agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, banker’s fee, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller Parties that the statements contained in this Article VI are accurate and complete as of the date hereof.

6.01 Authority; Execution and Delivery; Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Purchaser is a party and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation by Purchaser of the Contemplated Transactions, have been duly authorized by all necessary corporate action, and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party and the Contemplated Transactions. This Agreement and each of the Ancillary Agreements to which Purchaser is a party have been duly executed and delivered with this Agreement. This Agreement, and each of the Ancillary Agreements to which Purchaser is a party, constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

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6.02 Noncontravention. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Purchaser is a party, nor the consummation or performance of any of the Contemplated Transactions, in any material respect, contravene, conflict with or result in a violation of (with or without notice or lapse of time or both) (a) any other Law or any Judgment to which Purchaser is subject; (b) the provisions of any material Contract to which Purchaser is subject; or (c) the provisions of the Organizational Documents of Purchaser.

6.03 Judgments. There are no Proceedings or Judgments pending or to the knowledge of Purchaser threatened to which Purchaser is a party or is subject that would reasonably be expected to prohibit or delay the Contemplated Transactions.

6.04 Acquisition of Purchased Shares for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Purchaser’s acquisition of the Purchased Shares. Purchaser can bear the economic risk of its investment in the Purchased Shares and can afford to lose its entire investment in the Purchased Shares, and the Seller Parties have provided Purchaser the opportunity to ask questions of the officers and employees of the Company and to acquire additional information about the business and financial condition of the Company. Purchaser is acquiring the Purchased Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Purchased Shares. Purchaser agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

6.05 Brokers. Purchaser has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, banker’s fee, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions for which the Seller Parties could become liable or obligated.

ARTICLE VII
COVENANTS

7.01 Publicity. Purchaser and Seller Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other Party(ies), which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by applicable Law, including the Laws of any United States or foreign securities exchange. Notwithstanding the foregoing, Purchaser and its respective Affiliates shall be permitted to disclose summary information regarding this Agreement and the Contemplated Transactions on a confidential basis to its direct and indirect existing and prospective investors, which shall not be considered public statements under this Section 7.01.

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7.02 Tax Matters.

(a) Tax Returns.

(i) Seller Parties’ Representative shall, at his expense, prepare or cause to be prepared and file or cause to be filed when due all Tax Returns of the Company with respect to any taxable period ending on or before the Closing Date, the due date thereof (including extensions) is after the Closing Date (“Seller Prepared Returns”). All such Seller Prepared Returns shall be prepared in accordance with the past practice and custom of the Company in preparing such Tax Returns, except as otherwise required by applicable Law or to the extent necessary to reflect the consummation of the transactions contemplated under this Agreement. Seller Parties’ Representative shall provide (together with a copy of supporting schedules, calculations and work papers) to Purchaser, for its review and comment, a copy of any such Tax Return at least twenty (20) days prior to the date such Tax Return is due (taking into account valid extensions). Seller Parties’ Representative and Purchaser will attempt in good faith to resolve any disagreements regarding any Seller Prepared Return prior to the due date thereof. If Seller Parties’ Representative and Purchaser are unable to resolve any such disagreements by such time, such disagreement will be resolved by the Accounting Referee, whose determination shall be final and conclusive for purposes of this Section 7.02(a). The fees and expenses of the Accounting Referee will be borne equally by Seller Parties’ Representative, on the one hand, and Purchaser, on the other hand. If any dispute with respect to a Seller Prepared Return is not resolved prior to the due date thereof, such Seller Prepared Return will be filed in the manner which Purchaser deems correct and, if necessary, promptly amended following resolution of such dispute in accordance with the results of such resolution. The Seller Parties’ Representative shall, on behalf of the Seller Parties, pay all Taxes shown as due on such Seller Tax Returns. The Parties agree that Tax deductions attributable to Transaction Expenses and the payment of Closing Indebtedness, in each case, that are paid or borne by the Company or Seller Parties prior to Closing or that actually reduce the Cash Consideration paid to Seller Parties, shall be included and taken into account in the income Tax Returns in the Pre-Closing Tax Period to the maximum extent permitted under applicable Law at a “more likely than not” or higher level of comfort. Notwithstanding the foregoing, in the event that it is determined post-Closing that a Tax Return of the Company under this 7.02(a)(i) is or was required to be filed by the Company under applicable Law, and Seller Parties or Seller Parties’ Representative have not timely filed or caused to be timely filed (taking into account valid extensions) such Tax Return (“Unfiled Returns”), then the Purchaser shall be permitted to prepare and file such Tax Return in accordance with the procedures of Section 7.02(a)(ii), and such Tax Return shall be considered a Purchaser Prepared Return (and not a Seller Prepared Return) for all purposes of this Agreement.

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(ii) Purchaser shall, at its expense, prepare or cause to be prepared and file or cause to be filed when due (i) all Tax Returns of the Company with respect to any Straddle Period, and (ii) all Unfiled Returns (“Purchaser Prepared Returns”). All such Purchaser Prepared Return shall be prepared in accordance with past practice and custom of the Company in preparing such Tax Returns, except as otherwise required by applicable Law or to the extent necessary to reflect the consummation of the transactions contemplated under this Agreement. Purchaser shall provide (together with a copy of supporting schedules, calculations and work papers) to the Seller Parties’ Representative for review and comment at least twenty (20) days prior to the due date (including extensions) for filing such Tax Return. Seller Parties’ Representative and Purchaser will attempt in good faith to resolve any disagreements regarding any Purchaser Prepared Return prior to the due date thereof. If Seller Parties’ Representative and Purchaser are unable to resolve any such disagreements by such time, such disagreement will be resolved by the Accounting Referee, whose determination shall be final and conclusive for purposes of this Section 7.02(a). The fees and expenses of the Accounting Referee will be borne equally by Seller Parties’ Representative, on the one hand, and Purchaser, on the other hand. If any dispute with respect to a Purchaser Prepared Return is not resolved prior to the due date thereof, such Purchaser Prepared Return will be filed in the manner which Purchaser deems correct and, if necessary, promptly amended following resolution of such dispute in accordance with the results of such resolution.

(b) Straddle Periods. In the case of any Taxes with respect to a Straddle Period, the portion of such Tax which relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of Taxes other than those based on income, receipts or expenses (e.g., payroll Taxes), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based on income, receipts or expenses, be deemed equal to the amount which would be payable if the Straddle Period ended as of the end of the Closing Date (and for such purposes, the taxable period of any partnership or pass-through entity shall be deemed to terminate at such time); provided, however, that items determined on an annual or periodic basis (such as deductions for depreciation) shall be apportioned on a daily basis.

(c) Cooperation. Purchaser and Seller Parties’ Representative (on behalf of the Seller Parties) shall, upon written request of the other Party, (i) provide the other Party and its Affiliates, with such assistance as may be reasonably requested in connection with the preparation and timely execution of any Tax Return (including extensions thereof), any action, suit, audit, investigation, or other Proceeding by any Taxing Authority or otherwise relating to liability for Taxes of the Company or the Business for Pre-Closing Tax Periods, (ii) retain and provide the other Party and its Affiliates any records or other information that may be relevant to such Tax Return, action, suit, audit, investigation, or other Proceeding, and (iii) provide the other Party with any final determination of any such action, suit, audit, investigation, or other Proceeding that affects any amount required to be shown on any Tax Return of the Company or the Business for any tax period or portion thereof ending on the Closing Date and any Straddle Period.

(d) Amendment of Tax Returns. Except as required by applicable Law, none of the Seller Parties shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to a Pre-Closing Tax Period or consented to any extension or waiver of the statute of limitations for the assessment or collection of Taxes for any Pre-Closing Tax Period without the prior written consent of Purchaser not to be unreasonably withheld, conditioned, or delayed.

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(e) Tax Contests.

(i) Following the Closing Date, in the event of any proposed action, suit, audit, investigation, or other Proceeding relating to Taxes with respect to the Company for any Pre-Closing Tax Period or Straddle Period, (each, a “Tax Contest”), the Purchaser and Seller Parties’ Representative shall, within ten (10) days of becoming aware of such Tax Contest, notify the other Party, in writing of such Tax Contest. Such written notice shall be accompanied by copies of any notice or other documents received from any Taxing Authority with respect to such Tax Contest.

(ii) Seller Parties’ Representative shall have the right (but not the obligation) to control each Tax Contest for a taxable period ending on or before the Closing Date (at Seller Parties’ Representative’s sole expense) upon prompt written election delivered to Purchaser; provided, however, (i) Purchaser, at its sole cost and expense, shall have the right to participate in any such Tax Contest, (ii) Seller Parties’ Representative shall keep Purchaser reasonably apprised of the initiation and status of such Tax Contest, (iii) Seller Parties’ Representative shall provide to Purchaser copies of all material correspondence received from the applicable Taxing Authority, and (iv) Seller Parties’ Representative shall not settle, compromise or abandon such Tax Contest without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned). Purchaser shall control the conduct of any other Tax Contest with respect to the Company for any Pre-Closing Tax Period or Straddle Period (including any Tax Contest for a taxable period ending on or before the Closing Date that Seller Parties’ Representative does not elect to defend in a written notice promptly delivered to the Purchaser in accordance with this Section 7.02(e)(ii)); provided, however, (i) Seller Parties’ Representative, at his sole cost and expense, shall have the right to participate in any such Tax Contest with respect to a Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period), (ii) Purchaser shall keep the Seller Parties’ Representative reasonably apprised of the initiation and status of such Tax Contest, and (iii) Purchaser shall not settle such Tax Contest without the prior written consent of Seller Parties’ Representative (which consent shall not be unreasonably withheld, delayed or conditioned) to the extent settlement of such Tax Contest materially adversely affects the liability of the Seller Parties. The procedures for Tax Contests will be governed by the provisions of this Section 7.02(e)(ii) and ARTICLE VIII shall not apply.

(f) Close of Tax Year. Purchaser and Seller Parties acknowledge and agree, in each case to the extent permitted or required by applicable Law, (i) that the taxable year of the Company shall end as of 11:59:59 p.m., Eastern Time, on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A), and (ii) to allocate all items properly accruing on the Closing Date for federal income Tax purposes to the taxable period (or portion thereof) of the Company ending as of 11:59:59 p.m., Eastern Time, on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) (and not pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)). Purchaser and the Seller Parties shall file, and cause the Company to file, all applicable Tax Returns in a manner consistent with this Section 7.02(f) unless otherwise required by a “final determination” (within the meaning of Section 1313(a) of the Code or any analogous provision of state, local or foreign Law).

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(g) Purchaser Actions. Unless otherwise required by applicable Law, Purchaser shall not, and shall cause the Company not to, without the prior written consent of Seller Parties’ Representative (not to be unreasonably withheld, conditioned or delayed), (i) file, re-file, supplement or amend any Tax Return, including any Seller Prepared Returns, of the Company for any Pre-Closing Tax Period (except for Tax Return filings expressly contemplated pursuant to Section 7.02(a)(ii)), (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency for any Pre-Closing Tax Period, or (iii) surrender any right to claim a refund of Taxes for any Pre-Closing Tax Period, in each case, to the extent taking any such action would reasonably be expected to increase (a) the Tax Liability Amount included in Closing Indebtedness or (b) the amount of Tax that the Seller Parties are required to pay or bear. For the avoidance of doubt, the settlement or compromise of any Tax Contest for any Pre-Closing Tax Period shall be subject to the provisions of Section 7.02(e)(ii).

(h) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to the Company entered into prior to Closing shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(i) Refunds. Any Tax refunds that are received by the Company and any amounts credited against Tax that the Company becomes entitled that relate to a Pre-Closing Tax Period (taking into account, in the case of a Straddle Period, the principles in Section 7.02(b)), shall be for the account of the Sellers Parties, but only to the extent (i) such Taxes were paid by the Company prior to the Closing, paid by a Seller Party prior to the Closing or pursuant to Article VIII, or were taken into account in determining the Tax Liability Amount included in Closing Indebtedness, and (ii) the refund or credit was not previously taken into account in determining the Tax Liability Amount included in Closing Indebtedness (a “Pre-Closing Tax Refund”). Purchaser shall pay over to the Seller Parties any such Pre-Closing Tax Refund within ten (10) days of receipt thereof or, in the case of a credit, within ten (10) days after the Tax Return is filed on which the credit against Tax Liability is realized in respect of such Pre-Closing Tax Refund, net of (i) any reasonable out-of-pocket expenditures incurred to obtain such refund and (ii) any Taxes resulting from receipt of such refund; provided, however, that the Seller Parties shall not be entitled to any such Tax refund to the extent the refund or credit is the result of (i) the carryback of any loss, credit or other allowance arising in a taxable period other than a Pre-Closing Tax period, (ii) payments of Taxes made after Closing Date, or (iii) any refund for Tax that gives rise to an offsetting payment obligation to any Person other than the Seller Parties under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) prior to the Closing. Notwithstanding anything in this Agreement to the contrary, in the event that any such Pre-Closing Tax Refund is subsequently determined by any Governmental Entity to be less than the amount paid to Seller Parties, Seller Parties shall promptly return any such disallowed amounts (plus any interest or penalties in respect of such disallowed refunds owed to a Governmental Entity) to Purchaser. None of Purchaser or any of its Affiliates shall be required to claim any “quick refund” or other refund based on an estimate of taxable income (such as a claim using IRS Form 1139 and/or IRS Form 4466, or any similar state or local form or the filing of a Tax Return earlier than its due date) based on information known to be inaccurate or incomplete with an intent to amend such Tax Return later or to take any action that could cause such Person to incur any material unreimbursed out-of-pocket costs and expenses. For the avoidance of doubt, no provision in this Section 7.02(i) shall be interpreted to give the Seller Parties’ Representative or Seller Parties the right to review the Tax Returns of the Purchaser or any of its Affiliates that Seller Parties’ Representative or Seller Parties would not otherwise have the right to review under this Agreement or any other information relating to Taxes that Purchaser reasonably deems confidential.

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(j) Disputes Over Taxes. In the event that a dispute arises between the Seller Parties (or the Seller Parties’ Representative) and Purchaser as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to the Company, the Parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate Party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to the Accounting Referee, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in the Agreement to the contrary, the fees and expenses of the Accounting Referee in resolving this dispute shall be borne equally by Seller Parties, on the one hand, and Purchaser, on the other hand.

(k) Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.02 and Section 7.03(b) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

7.03 Expenses; Transfer Taxes.

(a) All expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such expense; provided, however, that the fees and expenses of the Accounting Referee, if applicable, shall be paid or reimbursed in accordance with Section 2.03(d) and Transfer Taxes shall be paid in accordance with Section 7.03(b).

(b) Any sales or transfer taxes, value added, stamp duties, filing fees, registration fees, recordation expenses, documentary, or other similar taxes, fees, charges or expenses (including any penalties and interest) incurred by Seller Parties or any other Party in connection with the Contemplated Transactions (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by the Seller Parties and fifty percent (50%) by Purchaser. All necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and timely filed by Purchaser at Purchaser’s expense and the Seller Parties and the Seller Parties’ Representative shall reasonably cooperate with respect thereto.

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7.04 Restrictive Covenants.

(a) Following the date of the Closing, each Seller Party agrees that such Seller Party will not, either directly or indirectly, and such Seller Party will not permit any Covered Entity that is Controlled by such Seller Party to, either directly or indirectly, divulge to any person or Entity or use any of the Confidential and Proprietary Information, except (i) as required to be included in any report, statement, or testimony requested by any municipal, state, or national regulatory body having jurisdiction over such Seller Party or any Covered Entity that is Controlled by such Seller Party, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling, or governmental request applicable to such Seller Party or any Covered Entity that is Controlled by such Seller Party, or (v) as required in connection with an audit by any taxing authority. In the event that a Seller Party or any such Covered Entity that is Controlled by such Seller Party is required to disclose Confidential and Proprietary Information pursuant to the foregoing exceptions, such Seller Party shall promptly notify the Purchaser of such pending disclosure and assist the Purchaser (at the Purchaser’s expense) in seeking a protective order or in objecting to such request, summons, or subpoena with regard to the Confidential and Proprietary Information. If the Purchaser does not obtain such relief after a period that is reasonable under the circumstances, such Seller Party (or such Covered Entity) may disclose that portion of the Confidential and Proprietary Information that such party is advised by counsel that it is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. In such cases, to the extent not prohibited by such process, such Seller Party shall promptly provide the Purchaser with a copy of the Confidential and Proprietary Information so disclosed.

(b) For a period of five (5) years following the Closing, Drut shall not, either directly or indirectly, individually or by or through any Covered Entity, (a) participate in, assist, aid, or advise in any way, any business or enterprise that competes with the Business in the Territory (including, without limitation, providing services to any customer or other person or entity in the Territory that competes with the Business). (b) invest in (whether through debt or equity securities), contribute any capital to, make any advances or loans to, take an ownership interest or profit-sharing percentage in, seek to purchase or acquire, or receive income, compensation, or consulting fees from, any entity or person directly or indirectly involved in or competitive with the Business in the Territory. Notwithstanding the foregoing, nothing contained in this section shall prohibit Drut or any Affiliate of Drut from owning (i) less than five percent (5%) of any class or series of voting securities publicly held and quoted on a recognized securities exchange or inter-dealer quotation system, of any issuer or (ii) an immaterial amount of a Covered Entity as a result of a purchase decision made by a third party after the Closing Date without the knowledge of Drut and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof.

(c) Each Seller Party (as applicable) acknowledges and agrees that the covenants set forth in this Section 7.04 are an essential element of the Contemplated Transactions and that, but for these covenants, Purchaser would not enter into this Agreement. Each Seller Party acknowledges and agrees that, in the event that such Seller Party breaches any of the provisions in this Agreement applicable to it or him, Purchaser, the Company, and their respective Affiliates would suffer irreparable injury and would, therefore, be entitled to injunctive relief from any court having jurisdiction over the matter. Each Seller Party further acknowledges and agrees that such Seller Party is receiving substantial monetary and other benefits from the Closing of the Contemplated Transactions and that such benefits, among other things, are more than adequate consideration for the covenants provided by such Seller Party in this Section 7.04.

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(d) Each Party acknowledges that the restrictions set forth in this Section 7.04 applicable to it or him are reasonable restrictions under the circumstances with respect to duration and scope and are supported by adequate consideration. It is the intention of each Party that if any of the restrictions or covenants contained in this Section 7.04 are held to be for a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be construed to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Law, a court of competent jurisdiction shall have the right, power and authority to modify any restriction or covenant of this Section 7.04 as such court shall deem necessary to cause such restrictions or covenants (as modified) to be valid and enforceable under such applicable Law.

7.05 Books and Records. In order to facilitate the resolution of any claims made against or incurred by the Seller Parties related to the period prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Purchaser shall (a) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing; and (b) upon reasonable notice, afford Seller Parties and their Representatives reasonable access (including the right to make, at Seller Parties’ expense, photocopies), during normal business hours, to such books and records. Neither Purchaser nor the Company shall be obligated to provide access to any books or records (including personnel files) pursuant to this Section 7.05 where such access would violate any Law or attorney-client privilege.

7.06 Seller Parties’ Representative.

(a) Drut is hereby appointed as the representative of the Seller Parties (the “Seller Parties’ Representative”) to perform all such acts as the Seller Parties’ Representative is authorized to take under this Agreement and the Contemplated Transactions, which will include the power and authority to: (i) execute and deliver all documents and statements that the Seller Parties’ Representative is authorized to execute and deliver under this Agreement; (ii) receive and, if applicable, forward notices and communications pursuant to this Agreement; (iii) following the Closing, with respect to Section 2.03 and Section 7.02, as applicable, (A) dispute or refrain from disputing, on behalf of each Seller Parties relative to any amounts to be received by such Seller Party thereunder, (B) negotiate and compromise, on behalf of each such Seller Party, any dispute that may arise thereunder, and exercise or refrain from exercising any remedies available thereunder, (C) execute, on behalf of each such Seller Party, any settlement agreement, release or other document with respect to such dispute or remedy, and (D) engage attorneys, accountants, agents or consultants on behalf of the Seller Parties in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (iv) make all other elections or decisions that the Seller Parties’ Representative is authorized to make under this Agreement. Each Seller Party, by execution of this Agreement, acknowledges Drut as the Seller Parties’ Representative and his authority as set forth herein.

(b) The grant of authority provided for in this Section 7.06: (i) is coupled with an interest and is being granted, in part, as an inducement to the Purchaser to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy, liquidation, merger or change of control of any Seller Party and will be binding on any successor thereto; and (ii) subject to this Section 7.06, may be exercised by Seller Parties’ Representative acting by signing as Seller Parties’ Representative of any Seller Party.

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(c) If the Seller Parties’ Representative or his heirs or their respective Representatives, as the case may be, advise the Seller Parties that he is unavailable to perform his duties hereunder, within three (3) Business Days of notice of such advice, an alternative Seller Parties’ Representative will be appointed by a majority in interest of the Seller Parties. Any references in this Agreement to the Seller Parties’ Representative shall be deemed to include any duly appointed successor Seller Parties’ Representative.

(d) All acts of the Seller Parties’ Representative hereunder in his capacity as such shall be deemed to be acts on behalf of the Seller Parties and not of the Seller Parties’ Representative individually. The Seller Parties’ Representative, in his capacity as such, shall not have any liability for any amount owed to any Person pursuant to this Agreement. The Seller Parties’ Representative shall not be liable to the Company, the Purchaser or any other Person in his capacity as the Seller Parties’ Representative, for any liability of any Seller Party (other than Drut in his capacity as a Seller Party) or otherwise, or for anything that it may do or refrain from doing in connection with this Agreement. The Seller Parties’ Representative shall not be liable to any Seller Party, in his capacity as the Seller Parties’ Representative, for any liability of any Seller Party or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything which he may do or refrain from doing in connection with this Agreement, except in the case of the Seller Parties’ Representative’s willful misconduct or Fraud as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Seller Parties’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or his duties or rights hereunder, and he shall incur no liability in its capacity as the Seller Parties’ Representative to the Purchaser, the Company, any Seller Party or any other Person and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Seller Parties’ Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Seller Party.

(e) Each Seller Party shall indemnify and defend the Seller Parties’ Representative and hold the Seller Parties’ Representative harmless against any loss, damage, cost, liability or expense actually incurred without Fraud, gross negligence or willful misconduct by the Seller Parties’ Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Seller Parties’ Representative’s duties under this Agreement. Any expenses incurred by the Seller Parties’ Representative in connection with the performance of his duties under this Agreement shall not be the personal obligation of the Seller Parties’ Representative but shall be payable by and attributable to the Seller Parties. Upon the request of any Seller Party, the Seller Parties’ Representative shall provide such Seller Party with an accounting of all expenses and liabilities paid by the Seller Parties’ Representative in his capacity as such.

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ARTICLE VIII
INDEMNIFICATION AND RELATED MATTERS

8.01 Indemnification by Seller Parties. Subject to the limitations set forth in this Article VIII and elsewhere in this Agreement, from and after the Closing Date, the Seller Parties shall, jointly and severally (other than with respect to the representations and warranties set forth in ARTICLE IV, the restrictive covenants set forth in Section 7.04, the waiver and release set forth in Section 9.12 and any Taxes in respect of a Seller Party, in each case, with respect to which the Seller Parties indemnification obligations hereunder shall be several and not joint), indemnify and hold Purchaser and its Affiliates (including the Company following the Closing), Representatives, successors and assigns (each a “Purchaser Party”, and collectively, the “Purchaser Parties”) harmless from and against any Damages that any Purchaser Party incurs or suffers as a result of, relating to or arising from:

(a) any breach or inaccuracy of any representation or warranty of the Seller Parties contained in this Agreement;

(b) any breach or nonfulfillment of a covenant or other agreement of the Seller Parties contained in this Agreement;

(c) any unpaid Transaction Expenses or unpaid Closing Indebtedness; and

(d) Indemnified Taxes.

8.02 Indemnification by Purchaser. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, Purchaser shall indemnify and hold the Seller Parties harmless from and against any Damages that the Seller Parties incur or suffer as a result of, relating to or arising from:

(a) any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement; and

(b) any breach or nonfulfillment of a covenant or other agreement of Purchaser contained in this Agreement.

8.03 Expiration of Representations, Warranties and Covenants.

(a) All of the representations and warranties of the Parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the last day of the calendar quarter following the twenty-four (24) month anniversary of the date hereof (the “Survival Period”), except that each of the Company Fundamental Representations, and (ii) the Purchaser Fundamental Representations shall survive the Closing and continue in full force and effect until sixty (60) days following the expiration of any applicable statutes of limitations with respect to the subject matter of the underlying claim (after giving effect to any extensions or waivers).

(b) The covenants and agreements of the Parties set forth herein shall survive the Closing until fully performed in accordance with their terms or for their stated term, as applicable.

(c) Notwithstanding anything in this Section 8.03 to the contrary, if, prior to the relevant survival period set forth in Sections 8.03(a) and 8.03(b) (the “Claim Expiration Date”), an Indemnitee shall have duly delivered in good faith a conforming Claim Notice to an Indemnifying Party, then the specific indemnification claim set forth in such Claim Notice (to the extent of the matter specified in the Claim Notice) shall survive the Claim Expiration Date and shall not be extinguished thereby until resolution of the matter specified in the Claim Notice in accordance with this Agreement.

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8.04 Indemnification Limitations.

(a) Any Damages to which the Purchaser Parties are entitled under this Article VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

(b) Subject to Section 8.04(c) below, (i) the Seller Parties shall not have any liability for Damages under Section 8.01(a) unless and until the aggregate amount of all such Damages exceed 0.5% of the Purchase Price actually paid by Purchaser (the “Basket”, which Basket shall increase in the event all or any portion of the Earnout Payment is earned and paid), in which event the right to be indemnified shall apply to all such Damages in excess of the Basket, and the aggregate amount of Damages for which the Seller Parties shall be liable pursuant to Section 8.01(a) shall not exceed 10% of the Purchase Price actually paid by Purchaser (the “Cap”, which shall increase in the event all or any portion of the Earnout Payment is earned and paid); and (ii) Purchaser shall not have any liability for Damages under Section 8.02(a), unless and until the aggregate amount of all such Damages exceeds the Basket, in which event the right to be indemnified shall apply to all such Damages in excess of the Basket, and the aggregate amount of Damages for which the Purchaser shall be liable pursuant to Section 8.02(a) shall not exceed the Cap. For purposes of clarity, at the end of the Earnout Period, if any Damages are owed by Seller Parties to Purchaser, Purchaser shall be entitled to offset any amount of unpaid Damages against any portion of the Earnout Payment that is due and owing.

(c) Notwithstanding the limitations set forth in Section 8.04(b) above, the Basket and Cap shall not apply in the case of any Damages arising out of, based upon, caused by, relating or with respect to, or by reason of (i) any inaccuracy in or breach of the Seller Fundamental Representations, Company Fundamental Representations or Purchaser Fundamental Representations, (ii) Fraud by either the Purchaser or the Seller Parties, or (iii) Indemnified Taxes.

(d) Subject to the limitations set forth in Section 8.04(b), (i) the aggregate amount of all Damages for which each Seller Party shall be liable pursuant to Section 8.01 with respect to the representations and warranties set forth in ARTICLE IV and the covenants set forth in Section 7.04 shall not exceed an amount equal (1) to the Percentage Ownership Interest of such Seller Party set forth on Exhibit B hereto multiplied by (2) the Purchase Price and (ii) subject to Section 8.04(d)(i), the aggregate amount of all Damages for which the Seller Parties shall be liable pursuant to Section 8.01 shall not exceed the Purchase Price actually paid by Purchaser, in each case, other than in the case of Fraud or Indemnified Taxes.

(e) The amount of any Damages subject to indemnification under this Article VIII shall be calculated net of any insurance proceeds and any indemnity, contribution or other similar payment from a third party, in each case, actually received by the Indemnitee (net of any costs of recovery and any increase in premiums). In the event that any insurance proceeds or third party payments are received by the Indemnitee with respect to Damages for which any Indemnitee has been indemnified and received payment from an Indemnifying Party pursuant to this Article VIII, then a refund equal to the amount of such insurance proceeds (net of any costs of recovery and any increase in premiums) or third party payment shall be made to the Indemnifying Party that made such payments to the relevant Indemnitee.

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8.05 Indemnification Claims.

(a) If an Indemnitee wishes to assert an indemnification claim in accordance with this Article VIII, then such Indemnitee shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) setting forth, to the extent known by the Indemnitee at such time:

(i) the specific representation, warranty, covenant alleged to have been breached by such other Party or to be inaccurate or unfulfilled, or such other indemnifiable matter; and

(ii) a reasonable description of the facts and circumstances (to the extent known) giving rise to the alleged breach, inaccuracy or nonfulfillment of such representation, warranty, covenant or other agreement or other indemnifiable matter.

The Claim Notice shall be provided to the Indemnifying Party as soon as practicable after the Indemnitee becomes aware of an indemnifiable claim. Notwithstanding the foregoing, any failure to provide the Indemnifying Party with a Claim Notice, or any failure to provide a Claim Notice in a timely manner shall not relieve any Indemnifying Party from any Liability that it may have to the Indemnitee under this Article VIII, except to the extent that the ability of such Indemnifying Party to defend such claim is actually and materially prejudiced by the Indemnitee’s failure to give such Claim Notice. If the Claim Notice relates to a Third Party Claim, the procedures set forth in Section 8.05(b) shall be applicable. If the Claim Notice does not relate to a Third Party Claim, the Indemnifying Party shall have thirty (30) days from the date of receipt of such Claim Notice to object to any of the subject matter and the amount of the Damages set forth in the Claim Notice, as the case may be, by delivering written notice of objection thereof to the Indemnitee. If the Indemnifying Party fails to send a notice of objection to the Claim Notice within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed to the Claim Notice and, subject to the limitations and procedures set forth in this Article VIII, shall be obligated to pay to the Indemnitee the portion of the amount specified in the Claim Notice to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection and the Indemnifying Party and the Indemnitee do not settle such dispute within thirty (30) days after the Indemnitee’s receipt of such notice of objection, the Indemnifying Party and the Indemnitee shall be entitled to seek enforcement of their respective rights under this Article VIII.

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(b) Promptly (and in any event within thirty (30) days) after receipt by an Indemnitee of notice of the assertion of any claim or the commencement of any Proceeding by a third party (a “Third Party Claim”) in respect of which the Indemnitee is seeking indemnification hereunder, the Indemnitee shall so notify the Indemnifying Party in writing and provide the Indemnifying Party with all material written documents delivered to it by such third party; provided, that any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to the Indemnitee under this Article VIII, except to the extent that the ability of the Indemnifying Party to defend the Third Party Claim is actually and materially prejudiced by the Indemnitee’s failure to give such notice. In no event shall the Indemnitee admit any Liability with respect to such Third Party Claim or settle, compromise, pay or discharge such Third Party Claim without the prior written consent of the Indemnifying Party. With respect to any such Third Party Claim, the Indemnifying Party shall have the right in the name of and on behalf of the Indemnitee to (at the expense of the Indemnifying Party) take such action as it deems necessary to avoid, dispute, defend, investigate, appeal or make counter-claims pertaining to any such Third Party Claim (at the expense of the Indemnifying Party) through counsel chosen by the Indemnifying Party by notifying the Indemnitee within thirty (30) days after the receipt by the Indemnifying Party of such notice from the Indemnitee; provided, that any such counsel shall be reasonably satisfactory to the Indemnitee, the Indemnifying Party acknowledges in writing its unqualified indemnification obligations pursuant to this Article VIII. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right (but not the duty) to participate (but not control), at its own expense, in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, that the Indemnitee (at the expense of the Indemnifying Party) shall have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnitee has been advised by counsel that there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to any Indemnifying Party or if there is otherwise a conflict between the interests of the Indemnitee and any Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnitees, taken together. Each Party agrees to render to the other parties such assistance as may reasonably be requested in connection with, and shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any such Third Party Claim, which assistance shall include, to the extent reasonably requested by a party, the retention, and the provision to such party, of records and information reasonably relevant to such Third Party Claim, and making employees of the other party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may not settle, compromise, or offer to settle or compromise, or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnitee, unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnitee, does not require any admission or acknowledgment of liability or fault of the Indemnitee and contains an unconditional release of the Indemnitee in respect of such Third Party Claim.

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(c) After written notice by the Indemnifying Party to the Indemnitee of the election by the Indemnifying Party to assume control of the defense of any such Third Party Claim, and provided that the Indemnifying Party acknowledges in writing its unqualified indemnification obligations pursuant to this Article VIII the Indemnifying Party shall not be liable to such Indemnitee hereunder for any costs or fees subsequently incurred by such Indemnitee in connection with the defense thereof, except if the Indemnitee has the right to employ counsel to represent it at the expense of the Indemnifying Party as set forth in Section 8.05(b), and except if the Indemnifying Party does not comply with its obligations pursuant to the penultimate sentence of this Section 8.05(c) (in which case the Indemnifying Party shall be liable for such costs and fees). If the Indemnifying Party does not assume control of the defense of such Third Party Claim within thirty (30) days after the receipt by the Indemnifying Party of the notice required pursuant to Section 8.05(b) as provided above, the Indemnitee shall have the right to defend such Third Party Claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party if such Third Party Claim is actually an indemnifiable claim hereunder. The party controlling the defense of any Third Party Claim shall in any event defend any such matters in good faith.

(d) Notwithstanding any provision of this Section 8.06 to the contrary, this Section 8.06 shall not apply to any Third Party Claim relating to Taxes, which will be subject to the applicable provisions of Section 7.02.

8.06 Exclusive Remedy.

(a) Except as provided in Section 7.02, Section 7.04 and Section 9.13, the right of each Party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article VIII shall, from and after the Closing Date, be the sole and exclusive right and remedy exercisable by such Party with respect to any breach by any other Party hereto of any covenant, representation, warranty, or otherwise under this Agreement. Each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action, whether in contract, tort, strict liability, equitable remedy, based on a statute or otherwise, that it may have against any other Party with respect to such matters or otherwise.

(b) Nothing herein shall operate to limit the liability of Seller Parties to Purchaser, or of Purchaser to Seller Parties, for Fraud.

(c) For the avoidance of doubt, reasonable attorneys’ fees and associated expenses constitute recoverable Damages for purposes of indemnity claims advanced between the parties to this Agreement.

8.07 Manner of Payment.

(a) Any indemnification claims brought by any Purchaser Party, may be satisfied, at Purchaser’s option, in its sole discretion, (i) by wire transfer of immediately available funds from Seller Parties to an account designated in writing by the applicable Purchaser Party, and/or (ii) Offset against the Earnout.

(b) All indemnification claims brought by any Seller Party pursuant to this Agreement shall be satisfied by wire transfer of immediately available funds from Purchaser to an account designated in writing by the applicable Seller Party.

(c) In addition to all other rights and remedies that the Purchaser Parties may have under this Agreement or any other agreement entered into in connection with the Contemplated Transactions hereby, Purchaser shall have the right to set-off against any amounts owed to the Seller Parties pursuant to this Agreement (including any Earnout Payment) or any Ancillary Agreement, any sums for which any Purchaser Party is entitled to indemnification under this Article VIII, subject to the limitations set forth in this Article VIII.

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(d) For the avoidance of doubt, nothing in this Section 8.07 is intended to supersede the limitations contained in Section 8.04 and any amounts payable pursuant to this Section 8.07 shall be subject to such limitations.

(e) In the event that any Seller Party is required to make any payments to Purchaser pursuant to this Article VIII, such Seller Party shall wire such amounts within five (5) Business Days of the determination of the related amounts by wire transfer of immediately available funds to the account or accounts designated in writing by Purchaser.

8.08 Final Determination of Claims; Payment. Upon a final determination of an indemnification claim made by the Indemnitee, whether such final determination is by reason of (i) a failure of the Indemnifying Party to timely object to a Claim Notice pursuant to Section 8.05 above, (ii) the mutual agreement of the Indemnifying Party and the Indemnitee, (iii) a settlement entered into with the consent (when required) of the Indemnitee, or (iv) a final judgment of a court of competent jurisdiction which is either not subject to any further appeals or the time for giving notice to take such appeals has lapsed and no such notice was filed (each a “Final Determination”), then the amount of the Damages stated in such Final Determination shall be paid within five (5) Business Days after the date of such Final Determination to or at the direction of the Indemnitee.

8.09 Tax Treatment. The Parties shall treat any payments under this Article VIII as adjustments to the purchase price for the Purchased Shares to the extent permitted under applicable Tax Law.

ARTICLE IX
GENERAL PROVISIONS

9.01 Disclosure Schedule. Each section of the Disclosure Schedule qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty to the extent the applicability of the disclosure to such other representation or warranty is reasonably apparent on its face. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of the Seller Parties, except as and to the extent expressly provided in this Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to a Seller Party, the Company or their respective assets, Liabilities, financial condition, results, business and/or operations. The fact that any item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in the Agreement. Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.

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9.02 No Third Party Liability. This Agreement may only be enforced against the named Parties hereto. All claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties hereto; and no past, present or future officer, director, stockholder, partner, employee, attorney, Representative, or Affiliate of any Party hereto (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement). The provisions of this Section 9.02 are intended for the benefit of, and enforceable by, each officer, director, stockholder, partner, employee, attorney, Representative, and Affiliate of any Party hereto, and each such Person shall be a third party beneficiary of this Section 9.02.

9.03 Assignment.

(a) This Agreement shall be binding upon each Party and its respective successors and assigns (if any) and shall inure to the benefit of each Party and its respective successors and assigns (if any).

(b) No Party shall be permitted to assign any of their respective rights or delegate any of their respective obligations under this Agreement without the other Parties’ prior written consent; provided, that Purchaser may assign this Agreement to any of its Affiliates without the prior written consent of any Party hereto; provided further, that Purchaser may assign any of its rights, interests, obligations and remedies under this Agreement and any other documents entered into in connection herewith to the insurer of any insurance policy purchased by Purchaser in connection with the representations and warranties contained in this Agreement in the event of Fraud without the consent of any other Party hereto; provided further, that, following the Closing, Purchaser may assign this Agreement without the prior written consent of any Party hereto to any successor or purchaser of all or any part of the business of Purchaser or any of its Subsidiaries (whether by merger, equity sale, asset sale or otherwise); provided further, that Purchaser may assign any of its rights, interests, obligations and remedies under this Agreement and any other documents entered into in connection herewith to any financing source or lender in connection with a collateral assignment as part of a secured financing undertaken by Purchaser or its Affiliates; provided further, that no such assignment shall (i) relieve Purchaser of any of its obligations hereunder or (ii) reasonably be expected to delay, impede or prevent the consummation of the transactions contemplated by this Agreement. Any purported assignment not permitted under this Section 9.03 shall be null and void. Notwithstanding the foregoing, in the event that Purchaser and/or the Company is sold by way of a stock sale, asset sale, merger, reorganization or otherwise, the acquirer of Purchaser and/or the Company shall agree in writing to be bound by the terms, and obligations of Purchaser, set forth in this Agreement.

9.04 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person (other than the Parties and such successors and assigns) any legal or equitable rights hereunder, other than the Persons intended to benefit from the provisions of Section 7.02 (Tax Matters), ARTICLE VIII (Indemnification and Related Matters) and Section 9.02 (No Third Party Liability), each of whom shall have the right to enforce such provision directly.

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9.05 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by electronic mail, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail, on the date of receipt, if delivered during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter; (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the Business Day sent; and (d) in the case of mailing, on the next Business Day following that on which the piece of mail containing such communication is posted.

If to the Seller Parties:		with a copy (which shall not constitute notice) to:

Maxwell Drut		Loeb & Loeb LLP
11 Cassandra Dr.		10100 Santa Monica Boulevard
Alpine, NJ 07620		Los Angeles, CA
Attention:	Maxwell Drut	Attention:	Christopher J. Kelly
Telephone:	(291) 655-0927	Email: ckelly@loeb.com
Email: max@lyvecom.ai

If to Purchaser or the Company (following the Closing):	with a copy (which shall not constitute notice) to:

Verb Technology Company, Inc.	Blank Rome LLP
3024 Sierra Juniper Court	1271 Sixth Avenue
Las Vegas, NV 89138	New York, NY 10020
Attention:	Attention: Leslie Marlow and Kathleen
CEO and Board of Directors	Cunningham
Email: Rory@verb.tech	Email: Leslie.Marlow@BlankRome.com;
Kathleen.Cunningham@BlankRome.com

9.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile, portable document format (.pdf), or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile, portable document format (.pdf), or other electronic means shall be deemed to be their original signatures for all purposes.

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9.07 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, including that certain Binding Term Sheet, dated February 28, 2025, by and among the Parties.

9.08 Amendments. This Agreement may not be amended except pursuant to the written agreement of each of Purchaser and the Seller Parties.

9.09 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.10 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by and construed in accordance with the internal Laws of the State of Nevada, without regard to the conflict of law principles thereof.

(b) Except to the extent contemplated in Section 2.03 and Section 7.02, any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including any Proceeding relating to a claim for indemnification in accordance with ARTICLE VIII or for specific performance in accordance with Section 9.13) shall be brought or otherwise commenced in the state or federal courts located in Clark County, Nevada. Each Party:

(i) expressly and irrevocably consents and submits to the exclusive jurisdiction of the state or federal courts located in Clark County, Nevada (and each appellate court located in the State of Nevada) in connection with any such Proceeding;

(ii) agrees that the state or federal courts located in Clark County, Nevada shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in state or federal courts located in Clark County, Nevada, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

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(c) EACH PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY PROCEEDING IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF.

9.11 Attorneys’ Fees. If any Proceeding relating to this Agreement or any of the Contemplated Transactions or the enforcement thereof is brought against any Party, the prevailing party, if any, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.12 Waiver and Release. Effective as of the Closing, each Seller Party, on behalf of such Seller Party and such Seller Party’s respective Affiliates, agents, Representatives, successors and assigns (collectively, the “Releasors”) hereby unconditionally and irrevocably releases and discharges Purchaser, the Company, and their respective Affiliates, and each of their respective owners, equity holders, officers, directors, members, managers, employees, agents, Representatives, successors and assigns (collectively, the “Releasees”) in each case from any and all Damages, claims, demands, Liens, Proceedings, controversies, costs, attorneys’ fees, expenses, Judgments and Liabilities, of whatever kind or nature, at law, in equity or otherwise, whether now known or unknown, suspected or unsuspected, fixed or contingent or choate or inchoate, and whether or not concealed or hidden, which such Releasor ever had, now has or hereafter can, shall or may have against any Releasee for, upon or by reason of any matter, fact or circumstance occurring or arising at any time prior to the Closing in any way relating to the Company or its business; provided that the foregoing shall not affect any rights that any Releasor may have pursuant to this Agreement or any Ancillary Agreement (including the Employment Agreement), or with respect to salary for the current pay period and accrued benefits or in such Seller Party’s capacity as a stockholder of Purchaser. Each Seller Party, on behalf of such Seller Party and the other Releasors, represents and warrants that such Seller Party has not assigned any of its claims released by this Section 9.12 to any other Person on or prior to the Closing Date and will not assign any such claim. Each Seller Party, on behalf of such Seller Party and the other Releasors, furthermore represents and warrants that, there are no other Liabilities owing to any Releasor by any Releasee other than pursuant to this Agreement. Each Seller Party, on behalf such Seller Party and the other Releasors, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee based upon any matter released pursuant to this Section 9.12. Each Seller Party, on behalf of such Seller Party and the other Releasors, expressly represents and warrants that such Seller Party has been advised by its legal counsel, and understands and acknowledges the significance and consequence of this release and of the specific waiver set forth in this Section 9.12, and recognizes and understands that the same applies to and covers all claims described in this Section 9.12, whether or not known or suspected to exist at the present time.

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9.13 Specific Performance. The Parties agree that: (a) in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, the other Parties shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) no Party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

9.14 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include the masculine and feminine genders.

(b) Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “subsections,” “Sections”, “Schedules” and “Exhibits” are intended to refer to subsections and Sections of this Agreement, Schedules of this Agreement and Exhibits to this Agreement.

(e) The words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Schedule, or Disclosure Schedule to this Agreement.

(f) The headings contained in this Agreement or Schedule hereto, the Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedule and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or in the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(g) The definitions included in the recitals to this Agreement are intended to be a part of, and are hereby incorporated into, this Agreement in their entirety.

(h) The phrase “ordinary course of business” when used in this Agreement means the ordinary course of business consistent with past practice.

[Signature pages to follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PURCHASER:

VERB TECHNOLOGY COMPANY, INC., a Nevada corporation

By:
Name:
Title:

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COMPANY:

LYVECOM, INC., a Delaware corporation

By:
Name:
Title:

SELLER PARTIES:

Maxwell Drut

Matthew Hobbs

Lukas Noritzsch

Troy Lester

KRG Entertainment LLC, a California limited liability company

By:
Name:	Kevin Gould
Title:	Managing Member

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ANNEX A-1

Scenario 1

	Actual	Actual	Forecast	Forecast	Forecast
	2022	2023	2024	2025	2026
Income
4010 Subscription Income	16,850	151,847	429,477	906,522	1,923,749
Total Income	16,850	151,847	429,477	906,522	1,923,749
YoY		801%	183%	111%	112%
Cost of Goods Sold
5010 Merchant Fees	430	3,668	10,298	21,278	45,154
Total Cost of Goods Sold	430	3,668	10,298	21,278	45,154
Gross Profit	16,420	148,179	419,179	885,244	1,878,595

Expenses
Total 6100 Marketing Expenses	17,819	4,190	17,596	24,000	60,000
Total 6200 Facilities Expense	1,923	550	0	0	0
Total 6400 Office & Admin Expense	48,168	77,944	123,585	184,383	315,975
Total 6500 Travel & Entertainment	3,416	6,176	19,268	27,000	36,000
Total 6600 Professional Services & Consul.	290,456	337,988	315,271	492,000	612,000
Total 6800 Depreciation & Amortization Exp	774	1,373	801	2,500	5,000
Total Expenses	362,558	428,220	476,521	729,883	1,028,975

Net Operating Income	(346,138)	(280,041)	(57,342)	155,362	849,620

Year-End MRR	3,893	21,494	53,902	93,133	214,913
Year-End ARR	46,716	257,928	646,823	1,117,596	2,578,959
Year-End Cumulative Customers			108	180	342

Scenario:	1
Status Quo - no capital injection	1

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ANNEX A-2

Scenario 2

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ANNEX B

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Exhibit A

Form of Leak-Out Agreement

(Attached.)

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Exhibit B

Percentage Ownership Interest of the Seller Parties

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